Exhibit 2.2

Execution Version

PURCHASE AND SALE AGREEMENT

FOLA ASSETS AND RESERVES

by and among

AMVEST WEST VIRGINIA COAL, L.L.C.,

a West Virginia limited liability company,

BRAXTON-CLAY LAND & MINERAL, INC.,

a West Virginia corporation,

NICHOLAS-CLAY LAND & MINERAL, INC.,

a Virginia corporation,

PETERS CREEK MINERAL SERVICES, INC.,

a Virginia corporation,

TERRY EAGLE LIMITED PARTNERSHIP,

a West Virginia limited partnership,

TERRY EAGLE COAL COMPANY, L.L.C.,

a West Virginia limited liability company,

FOLA COAL COMPANY, L.L.C.,

a West Virginia limited liability company,

LITTLE EAGLE COAL COMPANY, L.L.C.,

a West Virginia limited liability company,

and

VAUGHAN RAILROAD COMPANY,

a West Virginia corporation,

collectively, as Seller,

and

SOUTHEASTERN LAND, LLC,

a Kentucky limited liability company,

as Buyer,

Effective as of July 19, 2016

Execution Version

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into the 19th day of July, 2016 (the “Execution Date”), by and among AMVEST WEST VIRGINIA COAL, L.L.C., a West Virginia limited liability company, BRAXTON-CLAY LAND & MINERAL, INC., a West Virginia corporation, NICHOLAS-CLAY LAND & MINERAL, INC., a Virginia corporation, PETERS CREEK MINERAL SERVICES, INC., a Virginia corporation, TERRY EAGLE LIMITED PARTNERSHIP, a West Virginia limited partnership, TERRY EAGLE COAL COMPANY, L.L.C., a West Virginia limited liability company, FOLA COAL COMPANY, L.L.C., a West Virginia limited liability company, and LITTLE EAGLE COAL COMPANY, L.L.C., a West Virginia limited liability company, and VAUGHAN RAILROAD COMPANY, a West Virginia corporation, each having an address of 1000 CONSOL Energy Drive, Canonsburg, PA 15317 (collectively, “Seller”), and SOUTHEASTERN LAND, LLC, a Kentucky limited liability company, having an address of 81 Enterprise Drive, Debord, KY 41214 (“Buyer”). Buyer and Seller may be collectively referred to herein as the “Parties” or individually as a “Party.”

Recitals

WHEREAS, Seller owns and operates certain assets held in connection with its operations in Clay, Fayette and Nicholas Counties, West Virginia (such operations, the “Fola Operations”), which operations cover the areas generally depicted on Exhibit A (the “Mine Areas”); and

WHEREAS, effective as of the Effective Time, Seller desires to sell and convey, and Buyer desires to acquire and assume, certain assets used or held for use in the Fola Operations and certain related liabilities for the consideration and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements set forth herein, the benefits to be derived by each Party and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in Appendix I.

1.2 References and Rules of Construction.

All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and

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other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The phrase “subject to” shall mean “subject to and as limited by.” The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Except as expressly provided otherwise in this Agreement, references to any Applicable Law or agreement means such Applicable Law or agreement as it may be amended from time to time. References to any date shall mean such date in Southpointe, Pennsylvania and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Southpointe, Pennsylvania.

ARTICLE II.

ASSET ACQUISITION

2.1 Asset Acquisition.

Upon the terms and conditions of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase and pay for, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible, located within the Mine Areas, other than the Excluded Assets (collectively, the “Purchased Assets”), including all of the following:

(a) all real property, including surface property, coal and any substances (excluding Oil and Gas) necessarily produced in association with such coal, owned by the Seller, together with all rights, easements and privileges appurtenant thereto or associated therewith, as identified on Schedule 2.1(a) (collectively, the “Owned Real Property”);

(b) all surface easements, permits, licenses, servitudes, rights-of-way, options, consents waivers and other real property agreements including surface leases, as identified on Schedule 2.1(b) (collectively, the “Land Agreements”);

(c) all coal leases and leasehold estates, mining rights, subsidence rights, options relating to the foregoing, or the coal therein and thereunder, or access thereto or the right to mine, remove and transport same, that are held by the Seller, including any extension or amendment to any of the foregoing, as identified on Schedule 2.1(c) (collectively the “Coal Leases”);

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(d) upon obtaining the requisite approvals of any applicable Governmental Body and to the extent transferable, all Permits pertaining to the Fola Operations, as set forth on Schedule 2.1(d) (collectively, the “Purchased Permits”);

(e) all existing and effective agreements, contracts, personal Land Agreements, purchase orders, and other agreements pertaining to the Fola Operations, the subject matter of which is not real property, which are described on Schedule 2.1(e), and excluding those described in Section 2.2(f) (collectively, the “Contracts”);

(f) all Improvements, equipment, machinery, fixtures, furniture, tools, vehicles, office equipment, supplies, computers (including hardware and software), telephones and other personal property, operational or non-operational that is located within the Mine Areas that have not been discarded, consumed, disposed of or replaced in the Ordinary Course of Business, including mining equipment, pumps, motors, machinery, flow lines and pipelines, rods, tanks, boilers, and facilities, fixtures, structures, materials and other items to the extent held primarily for use in connection with the Fola Operations (collectively, the “Personal Property”), as set forth on Schedule 2.1(f);

(g) all originals or, where not available, copies, of all files, reports, records, data, maps, agreements, contracts, books and accounting records of and to the extent relating to the Fola Operations existing on the Closing Date and all increases and additions thereto after the Closing Date relating to periods prior to the Closing Date, including computer records and electronic copies of such information, whether maintained by Seller or any Affiliate, and such information relating to engineering, drilling, geology, mining, permitting, maintenance, inventory and supply, property and excise taxes, Royalties, and title, but excepting corporate records, income tax records, personnel records, economic and documents related to formulation of the terms and conditions of this Agreement and documents related to general policies and procedures of Seller and its Affiliates not exclusively related to the Fola Operations, and further excepting any information to the extent related to the Excluded Assets, which information may be redacted by Seller and shall not be part of the records (the foregoing, subject to such exclusions, the “Records”);

(h) all sums paid by Seller prior to Closing as advance minimum royalty, rental, bonus or otherwise to a Person which can be recouped under the applicable agreement (a “Recoupable Payment”) and all prepaid expenses, deposits (including security deposits and all prepaid or deferred charges and expenses, including ad valorem taxes, leases and rentals related to the Purchased Assets or the Fola Operations;

(i) subject to any reservation or limitations in this Agreement, all Claims, off-set and subrogation against any Third Party solely to the extent related to the Purchased Assets or any Assumed Liabilities (as defined in Section 2.3 below);

(j) except to the extent relating to a Retained Liability, all demands, reimbursements, Actions and rights of whatever nature, to the extent related to the Fola Operations, the Purchased Assets or any Assumed Liability, whether arising by way of counterclaim or otherwise (including rights under and pursuant to all warranties, representations, indemnities and guarantees made by suppliers of products, materials or equipment or components thereof, or arising from the breach by Third Parties of their obligations under the Contracts);

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(k) except to the extent relating to a Retained Liability, all proceeds solely to the extent paid under any Insurance Policies with respect to the Purchased Assets; and

(l) except for the Excluded Assets, any assets or property of a type not specified or scheduled herein which are located within the Mine Areas.

2.2 Excluded Assets.

Notwithstanding anything to the contrary contained herein, the Purchased Assets shall not include the following items (the “Excluded Assets”):

(a) all assets, real or personal, of Seller or its Affiliates (i) not located within the Mine Areas and (ii) not primarily used in connection with the Fola Operations;

(b) all insurance policies and benefits of any kind other than those described in Section 2.1(k);

(c) Seller’s rights under this Agreement and the Transfer Documents;

(d) all employee benefit plans, policies and practices and all employment-related agreements associated with the Purchased Assets or any assets of, or which relate to, Seller’s or any of its Affiliates’ employee benefit plans, policies or practices, workers’ compensation insurance or plans, or other insurance programs;

(e) Seller’s contracts or agreements not related to the Fola Operations;

(f) all agreements, contracts, personal Land Agreements, purchase orders, and other agreements pertaining to the Fola Operations that are not described on Schedule 2.1(e), including those agreements listed on Schedule 2.2(f);

(g) all of Seller’s cash, cash equivalents, bank deposits, certificates of deposit and investment securities on hand or in Seller’s bank accounts, and all other checks or other payments, whether received by Seller at, prior to, or after the Closing Date;

(h) all accounts receivable, notes, chattel paper, negotiable instruments, receivables (whether current or non-current);

(i) Seller’s stock record books and corporate and company record books containing minutes of meetings of directors and stockholders, and any other Records that relate to Seller’s organization or stock capitalization;

(j) all of Seller’s tax returns (other than copies provided to Buyer) and copies of Records for periods up to and including the Closing Date and all rights of Seller to any recoveries or refunds in respect of Taxes for periods up to and including the Closing Date, whether or not any refund of or credit for claims have been filed prior to the Closing Date;

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(k) all past, present and future Claims and rights against Third Parties other than those described in Section 2.1(j);

(l) all of Seller’s right, title and interest in and to each reclamation bond, surety arrangement or letter of credit, as the case may be, posted by Seller or any of its Affiliates in connection with the Permits (each a “Seller Bond” and collectively, the “Seller Bonds”) each of which is set forth on Exhibit B;

(m) all permits, licenses, and any authorizations issued by a Governmental Body not used in connection with the Fola Operations;

(n) all Records related to the Excluded Assets and any documents expressly excluded from the Purchased Assets in Section 2.1(g);

(o) all right, title and interest of Seller or any of its Affiliates in or arising under or through the MCSA, which MCSA shall be terminated by Seller as to the Purchased Assets prior to or simultaneously with the Closing;

(p) all assets, real or personal, of CNX Gas Corporation and its subsidiaries, whether located within or outside of the Mine Area;

(q) all right, title and interest of Seller or any of its Affiliates, whether now owned or hereafter acquired, in and to their (i) Oil and Gas, including, but not limited to, the Oil and Gas within or underlying the Owned Real Property, the Leasehold Property or the Mine Areas, and all assets, leases, subleases, mineral interests, and other rights and interests with respect thereto, and all appurtenant rights, and all rights granted under any existing lease or other agreement with respect to the Oil and Gas, and all properties, wells, pipelines, equipment, facilities or interests of whatsoever nature with respect thereto located within the areas overlying such excluded Oil and Gas (collectively, the “Excluded Oil and Gas”) and (ii) all other minerals that are not coal or Oil and Gas, including sand, clay, gravel, uranium, metals and ores (“Excluded Minerals”), which Excluded Oil and Gas and Excluded Minerals will be transferred to an Affiliate of Seller prior to Closing or reserved by Seller in the Transfer Documents; provided, however, that all such transfers or reservations shall provide that Buyer shall be entitled to use the Excluded Minerals in the customary conduct of its mining and related operations;

(r) all rights whether excepted or reserved in prior conveyances from Seller or any of its Affiliates to any Person, or implied therein, relating to Oil and Gas or Excluded Minerals, necessary or useful to Seller and its Affiliates’ Oil and Gas or Excluded Minerals operations;

(s) an overriding royalty interest of two percent (2.0%) on all coal mined and sold from the Purchased Assets (“Retained ORRI”), calculated as provided for, and which will be reserved to Seller, in the Transfer Documents;

(t) all right, title and interest of Seller or any of its Affiliates, whether now owned or hereafter acquired, in and to any Allowances or Energy Credits related to the Excluded Assets or the Purchased Assets.; and

Execution Version

(u) the following oil and gas wells:

API No.	Well Name	County

4701501253	Elk River Coal & Lumber #45	Clay
4701500408	Adena Corp., et al. #12	Clay

collectively, the “Leatherwood Wells”); and

2.3 Liabilities to be Assumed by Buyer. Subject to the terms and conditions set forth herein, at Closing, Buyer shall assume, become obligated for, and hereby agrees to timely fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged), the following liabilities, and only the following liabilities, of Seller (collectively, the “Assumed Liabilities”):

(a) other than the Liabilities expressly retained by Seller pursuant to Section 2.4(c) or Section 2.4(e), all Reclamation Liabilities and Environmental Liabilities of any kind or character whatsoever resulting from, relating to, arising out of, or incurred in connection with the Purchased Assets or Fola Operations, whether accruing or arising prior to, on or after the Closing Date, including (i) any fines or penalties and related costs for any violations of, or actions needed to achieve compliance with, Applicable Laws governing the Purchased Assets or Fola Operations (including the Purchased Permits), even though the conditions or events leading up to such actions exist or have occurred in whole or in part on or prior to the Closing Date, and (ii) following Seller’s complete satisfaction of all of its obligations related to a particular matter retained by Seller in Section 2.4(e), all subsequent or on-going cost to (A) operate, monitor or maintain or perform additional reclamation or remediation with respect to any site, facility or other improvement constructed, improved or otherwise controlled (provided such control is transferred to Buyer) by Seller in satisfaction of its obligations related to the applicable matter expressly retained by Seller in Section 2.4(e) and/or (B) comply with any Purchased Permit, order or Applicable Laws, in each case for (A) and (B), following the date on which Seller has completely satisfied all of its obligations related to the applicable matter expressly retained by Seller in Section 2.4(e); provided that, for purposes of clarification, during the period in which Seller’s responsibilities for Retained Liabilities pursuant to Section 2.4(e) are being conducted, Buyer assumes all permit compliance sampling, monitoring and reporting requirements for the Purchased Assets, including all monthly discharge monitoring reports, and agrees to allow Seller access to such reporting;

(b) except for matters covered by Section 2.3(a) and other than the Liabilities expressly retained by Seller pursuant to Section 2.4(a), Section 2.4(e), or Section 2.4(f), all Liabilities under, relating to or arising from any of the Purchased Assets whether accruing or arising prior to, on or after the Closing Date, including all Liability for any Claims filed on or after the Closing Date resulting from, relating to, arising out of, or incurred in connection with the Purchased Assets whether accruing or arising prior to, on or after the Closing Date;

(c) other than the Liabilities expressly retained by Seller pursuant to Section 2.4(e) or Section 2.4(f), all Liabilities for any violation of, or obligation under, any Applicable Law with respect to the Purchased Assets whether accruing or arising prior to, on or after the Closing Date; and

(d) except as provided otherwise in Section 8.4, all Liabilities for Taxes imposed on the Purchased Assets for periods after the Closing Date.

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Buyer shall not assume any Liabilities of Seller other than the Assumed Liabilities.

2.4 Liabilities to be Retained by Seller. Seller shall assume, retain and over time discharge, as and when they become due and payable, all Liabilities other than the Assumed Liabilities (collectively, the “Retained Liabilities”), including all of the following:

(a) Subject to Section 2.3(a), any Liabilities under, relating to or arising from (i) the Contracts, the Coal Leases or contractual obligations imposed in the deeds relating to the Owned Real Property, including any extension or amendment thereto, accruing or arising on or prior to the Closing Date, which shall include all amounts owed for goods delivered, services performed or royalties or other payments due prior to Closing under Contracts regardless of when invoices are received, and (ii) any breach or default by, or failure to perform any obligation required of Seller under the Coal Leases, the Contracts or contractual obligations imposed in the deeds relating to the Owned Real Property on or prior to the Closing Date;

(b) All trade accounts payable of the Seller accruing or arising on or prior to the Closing Date;

(c) Any and all Liabilities, known or unknown, contingent or otherwise, to the extent relating to, based upon, attributable to, or arising out of or in connection with the Excluded Assets;

(d) The obligation to make payment of all Royalties on coal produced and sold from the Fola Operations on or prior to the Closing Date;

(e) Any and all Liabilities (except required compliance reporting obligations, which shall be the responsibility of Buyer pursuant to Section 2.3(a)), associated with (i) those NOVs, Actions or Governmental Orders identified on Schedule 2.4(e) – PART I, (ii) any Notice of Violation issued between the Execution Date and the Closing Date, or (iii) any Actions filed with a court of competent jurisdiction or any Governmental Orders issued by any Governmental Body between the Execution Date and the Closing Date, including, in each case, all fines, penalties or other costs or amounts assessed with respect thereto or incurred by Seller to cure, satisfy or abate the same and the cost and expenses associated with defense, satisfaction of any monetary judgment, or payment of any sums owed or the costs of any construction, remediation or reclamation work required as part of any settlement, final order or adjudication together with any fines, penalties or other amounts assessed, related to the applicable matter retained pursuant to this Section 2.4(e), prior to Seller’s satisfaction of any and all obligations under the applicable matter; provided that the Liability retained hereunder shall not extend to (x) costs or expenses associated with the Purchased Assets following satisfaction of any and all payments, construction, site work or obligations required or provided for under any such settlement, final order or adjudication, (y) any Remediation Liability or Environmental Liability or any on-going maintenance, operations, monitoring or subsequent mitigation or remediation work associated with the Purchased Assets (including any facilities constructed as a result of any such settlement, final order or adjudication) following satisfaction of any and all payments, construction, site

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work or obligations required or provided for under any such settlement, final order or adjudication, or (z) any Liability associated with those matters set forth on Schedule 2.4(e) – PART II; and

(f) Any and all Liabilities and costs:

(i)	under employee benefit plans, policies or practices (and any Liabilities relating to any other benefit plan, including any benefit plans with respect to which Seller or its Affiliates might have liability as a result of the controlled group and affiliated service group rules relating to Code Section 414), including all Liabilities associated with any contributions, funding deficiencies and Pension Benefit Guaranty Corporation premiums attributable to any employee pension benefit plan governed by Title IV of ERISA or the freezing or termination thereof;

(ii)	for post-employment benefits that have not been terminated, including retiree health care benefits;

(iii)	arising in connection with termination of any employee or any other employee benefit plans, policies or practices contracts, policies, practices or programs in existence prior to the Closing relating to payment or other benefits for retention or severance of any current or former employees who perform or at any time performed services for Seller, and dependents or heirs of any such employees or any other Person who asserts a claim derived from any such employees or other Persons;

(iv)	arising under the Coal Act attributable to Seller;

(v)	arising or resulting from employees or former employees of Seller relating to their employment by Seller;

(vi)	arising or resulting from any collective bargaining agreement, union agreement, agreement with organized labor or similar agreement, if any, in existence at any time before the Closing Date, including any such Liabilities arising from or relating to any penalties, funding obligations, benefit obligations or other matters;

(vii)	under the WARN Act arising from the failure of Seller to give a timely WARN Act notice to any employee of Seller terminated or laid off prior to the Closing Date;

(viii)	arising or resulting from the termination of employees of Seller, including accrued vacation pay, unused personal and sick days, wrongful termination claims, discrimination claims, severance pay and severance benefits;

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(ix)	arising under COBRA under Seller’s medical, dental or vision benefit plans with respect to employees or former employees of Seller, and their dependents;

(x)	related to the calculation of overtime and the inclusion of bonuses in determining the effective hourly rate;

(xi)	arising or resulting from Seller’s contributions to or participation in any “Multiemployer Plan” as that term is defined in Section 3(37) of ERISA, including any partial or complete withdrawal Liabilities; and

(xii)	under or relating to (i) all Black Lung Liabilities; and (ii) workers’ compensation claims and benefits arising under Applicable Law.

As clarification, the Parties acknowledge that the inclusion of specific Liabilities in clauses (a) through (f) above is not intended to in any way limit the definition and description of Retained Liabilities in this Section 2.4.

Notwithstanding anything contained herein to the contrary, it is not the intent of this Section 2.4, and Seller does not hereby agree to accept or retain any Liability imposed on Buyer by operation of Applicable Law related to applicable workers’ compensation claims or Black Lung Liabilities filed by any current or former employees of Seller subsequently hired by Buyers.

2.5 Surface Use Agreements. A portion of the Purchased Assets is subject to surface use agreements with Cone Gathering LLC and Noble Energy, Inc. listed as item 1 and item 2 on Schedule 2.1(e) (the “Cone and Noble Surface Use Agreements”) which require notice to the other parties when the Seller is transferring a surface interest in property affected by those agreements, and require certain terms and conditions in certain transfer documents. Seller has complied with the requirements for notices to the other parties, and the Transfer Documents at Closing will reference or contain such terms and conditions, and Buyer acknowledges that a portion of the Purchased Assets is bound by the Cone and Noble Surface Use Agreements and that Seller currently is, and Buyer will be subject to, continuing obligations pursuant to those agreements.

ARTICLE III

CONSIDERATION AND CLOSING PAYMENT

3.1 Post-Execution Payments. Promptly after Buyer has delivered to Seller the Commitment Letters for each of the Replacement Bonds in form and substance and from a company or companies reasonably acceptable to Seller, Seller will deliver to an escrow agent (the “Escrow Agent”) reasonably acceptable to Buyer and Seller the amount identified in the Commitment Letters that will be required to be delivered to Buyer’s bonding company(ies) to issue all of the Replacement Bonds (the “Escrow Payment”), to be held by the Escrow Agent and disbursed to such bonding companies for the sole purpose of procuring and issuing Replacement Bonds as provided in the Escrow Agreement attached hereto as Exhibit I (the “Escrow Agreement”).

3.2 Closing Payments. At Closing, the consideration for the transfer of the Purchased Assets and the assumption of the Assumed Liabilities and the other transactions contemplated hereunder

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shall be, as adjusted pursuant to this Article III, Article VIII and Article IX, payment by Seller to Buyer of an amount equal to Seventy-Five Million and 00/100 Dollars ($75,000,000.00) (the “Closing Payment”), which shall be paid as follows:

(a) a credit to the Closing Payment in the amount of the purchase price payable by Buyer for the conveyance of assets in the Miller Creek Transaction;

(b) a credit to the Closing Payment for the amount of the Escrow Payment;

(c) delivery of a promissory note equal to the balance of the Closing Payment (calculated as Seventeen Million Two Hundred Thousand and 00/100 Dollars ($17,200,000.00), subject to any adjustments to the Closing Payment provided for under this Agreement or any adjustments made to the Purchase Price (as such term is defined in the applicable purchase agreement) pursuant to the Miller Creek Transaction), accruing interest at eight per centum (8%) per annum, with payments as follows:

(i)	Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00) on 1/1/2017;

(ii)	Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000.00) on 1/1/2018;

(iii)	Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000.00) on 1/1/2019; and

(iv)	the remaining amount due on 1/1/2020;

(d) the amount of Five Million Dollars which will be deposited into a bank account in the name of Buyer, such funds and account to be governed by the Deposit Account Control Agreement attached hereto as Exhibit M (the “Deposit Account Control Agreement”); and

(e) the balance by wire transfer to Buyer in readily available funds pursuant to wiring instructions provided to Seller by Buyer.

3.3 Payments to Obtain Consents. If the Seller at its election pays a Third Party identified on Schedule 3.3, to obtain such a Consent and Seller achieves a reduction in Buyer’s reclamation or perpetual care liabilities associated with the Purchased Assets, Buyer agrees that the Closing Payment shall be reduced by the amounts of any reductions in reclamation or perpetual care liabilities as set forth on Schedule 3.3 which are the subject of the Consent up to the amount of the payment to such Third Party, with such reduction being made to the Promissory Note, with each of the four (4) payments due under the Promissory Note being proportionately reduced.

3.4 Excess Escrow Funds. Buyer and Seller shall direct the Escrow Agent to disburse to an account designated by Buyer in writing any portion of the Escrow Payment remaining in escrow after all Replacement Bonds (or, in the event that a Purchased Permit is not able to be transferred to Buyer due to the failure to obtain a Consent, a performance bond in favor of Seller with respect to such Purchased Permit) and all of the Permit Approvals required to be obtained pursuant to this Agreement and the purchase and sale agreement for the Miller Creek Transaction (other than those not obtained due to the failure to obtain a Consent) have been obtained and issued.

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3.5 Allocation. The Closing Payment and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as mutually agreed upon by the Parties as shown on Exhibit C (the “Allocation Schedule”), which has been prepared in the manner required by Section 1060 of the Code. The Parties shall utilize such allocations for all tax reporting purposes (including for filing IRS Form 8594) and shall cooperate with each other on any examination or audit relating thereto in a manner consistent with such allocation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller hereby, jointly and severally, represents and warrants to Buyer that:

4.1 Corporate Standing. Each Seller is a corporation or limited liability company, as the case may be, duly incorporated or organized and validly existing and in good standing under the laws of the respective Seller’s state of incorporation or organization and each (a) has the requisite corporate or limited liability company power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and each of the Transaction Documents to which it is a party and to carry on its business as now being conducted and (b) as necessary, is duly qualified to transact business in and is in good standing in the State of West Virginia, except where such failure to be in good standing or so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Seller has made available to Buyer true and complete copies of the organizational documents applicable to each Seller.

4.2 Authorization. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party by Seller and each conveyance, assignment, agreement, and other document herein contemplated to be executed by Seller, has been duly authorized by all necessary corporate or limited liability company action. This Agreement, the Transaction Documents and the conveyances, assignments, agreements, and other documents herein contemplated to be executed by Seller are, or will be upon execution, legal, valid and binding obligations of Seller, duly enforceable against Seller in accordance with their terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity).

4.3 No Conflicts. Except as set forth on Schedule 4.3, and assuming the receipt of all Consents, the execution, delivery and performance by Seller of this Agreement, the Transaction Documents and the consummation of the transactions contemplated herein and therein do not and will not in any material respect (a) violate, conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Seller, (b) with or without notice, lapse of time or both, conflict with, require any consent or approval under, result in a violation or breach of, or constitute a default under, result in the acceleration of or give rise

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to any Person any right of termination, cancellation, acceleration or modification of any Contract, Land Agreement, Coal Lease or Permit, (c) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets, or (d) violate or conflict with any Applicable Law to which Seller or any of the Purchased Assets are subject, except in the case of clauses (b) and (d) above where such defaults, violations, breaches, conflicts, accelerations, rights, creations or impositions that would not reasonably be expected to be, individually or in the aggregate, Material to the Fola Operations.

4.4 Consents. Except as set forth in Schedule 4.4, there are no (a) prohibitions on assignment or (b) requirements to request or obtain consents from any Third Party (regardless of the standard or condition that may be imposed for considering or granting the same), (in each case) that are required in connection with the consummation of the transactions contemplated by this Agreement by Seller or any of its Affiliates (each, a “Consent”).

4.5 No Actions. Except as set forth in Schedule 4.5, there are no Actions pending or, to the Knowledge of Seller, threatened by or against Seller and affecting the Purchased Assets, at law or in equity, or before any Governmental Body, nor, to the Knowledge of Seller, is there any basis for any of the foregoing which would be Material to the Purchased Assets. There are no Actions pending or, to the Knowledge of Seller, threatened by or against Seller which challenge the validity or enforceability of this Agreement or seek to rescind the transactions contemplated hereby. Except as set forth in Schedule 4.5, Seller is not the subject of any Governmental Order that would reasonably be expected, individually or in the aggregate, to (i) be Material to the Fola Operations or the Purchased Assets, or (ii) materially impair or delay Seller’s ability to perform its obligations under this Agreement or the Transaction Documents.

4.6 Brokers or Finders Fees. No broker, investment banker, financial advisory or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Seller or any of its Affiliates.

4.7 Completeness of Schedules. Except for any tangible assets that are located at the Miller Creek Mine and are included in the applicable Schedule pursuant to the Miller Creek Transaction Schedules 2.1(a)-(f) set forth a materially true and complete list of the applicable assets owned by Seller or any of its Affiliates that are located within the Mine Areas, other than the Excluded Assets. The Land Agreements, Coal Leases, Purchased Permits, and Contracts are the only material agreements to which the Purchased Assets are bound, and, collectively with those agreements set forth on Schedule 2.2(f), are the material agreements or contracts that are in effect as of the date of this Agreement to which the Seller or any of its Affiliates is a party that relate to the Fola Operations, including the following:

(a) any agreement with any Governmental Body (including municipalities);

(b) any coal supply agreement or coal product sales agreement;

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(c) any agreement containing a covenant not to compete or similar provision that impairs or purports to impair the ability of the Buyer to freely conduct the Fola Operations or any other business in any geographic area or during any period of time;

(d) any agreement providing for any interest rate, currency, commodity or other swap, derivative, hedge, future, forward purchase or sale or other transaction similar in nature or effect;

(e) any contract related to the storage, transportation, handling, loading or processing of the Fola Operations’ coal (including railroad, barge, stock piling and loading agreements) providing for either (A) annual payments by the Seller in excess of $100,000 or (B) aggregate payments by the Seller in excess of $250,000;

(f) any agreement relating to the provision of contract mining for the Fola Operations, including any agreement relating to any loans or other advances or extensions of credit to any Person providing contract mining services or the loaning, leasing, or other disposition of equipment to any such Person;

(g) any overriding royalty agreements held by Seller or its Affiliates related to the Fola Operations or to which the Leasehold Property or the Owned Real Property is subject; and

(h) any written agreement to enter into any agreement of the type described in Section 4.7(a)-4.7(g).

4.8 Contracts. Except as set forth in this Agreement (including any Schedule or Exhibit), (i) each Contract (A) constitutes a valid and binding obligation of, and is in full force and effect against, the Seller that is a party thereto and, to the Knowledge of Seller, the other parties thereto, and (B) assuming such Contract is a valid and binding obligation of and enforceable against the other parties thereto, is enforceable against the Seller that is a party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (ii) neither Seller nor, to Seller’s Knowledge, any other party thereto is, or is alleged in writing to be, in material breach or default, and no event or circumstance has occurred which, with due notice or lapse of time or both, would constitute a material breach or default by Seller or, to Seller’s Knowledge, any other party thereto or result in the termination or cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit, under any Contract. True and complete copies of each Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered or made available to Buyer. Neither Seller nor any of its Affiliates have received any written notice, and Seller has no Knowledge, that any of the other parties to the Contracts will cancel or terminate their obligations under the Contracts.

4.9 Compliance with Laws and Regulations.

(a) Except as set forth in Schedule 4.9(a), to Seller’s Knowledge, Seller has complied since January 1, 2014, and is in compliance, in all material respects, with all Applicable Laws, provided, however, the foregoing shall not apply in any respect to environmental, tax or safety matters which are exclusively addressed in Sections 4.7, 4.10, 4.13 and 4.14, and this Section 4.9(b)-4.9(f).

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(b) Except as set forth in Schedule 4.9(b), to Seller’s Knowledge, Seller holds and is in material compliance with all permits required for the conduct of the Fola Operations, as currently conducted and as currently contemplated by Seller to be conducted under the Mine Plan, pursuant to the Surface Mining Control and Reclamation Act of 1977, as amended, or pursuant to an equivalent state law regulating surface mining pursuant to the provisions of 30 U.S.C. § 1253 (collectively, the “Surface Mining Laws”) and pursuant to any applicable Environmental Laws. All of the Permits for Seller related to the Fola Operations, including the Purchased Permits, have been validly issued, are final and have not been revoked.

(c) Except as set forth on Schedule 4.9(c), all applications required to have been filed for the renewal of the Permits related to the Fola Operations, including the Purchased Permits and any Environmental Permits, have been duly filed on a timely basis with the appropriate Surface Mining Enforcement Agency or other Governmental Body as applicable, and all other material filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Surface Mining Enforcement Agency or other Governmental Body as applicable. Neither Seller nor its Affiliates have received any written notice from any Surface Mining Enforcement Agency or other Governmental Body as applicable that states that any of the pending Permit applications related to the Fola Operations governed by the authority of such agency will not be granted without material amendments or modifications.

(d) No proceeding is pending or, to the Knowledge of Seller, threatened that is reasonably likely to result in the suspension, revocation or limitation of any of the Permits related to the Fola Operations, including the Purchased Permits. No Person who, either alone or together with its Affiliates, owns or has owned ten percent (10%) or more of the capital stock, membership interests or other equity interests of Seller is the subject of any bond forfeiture, permit suspension, permit block or permit revocation. Neither the Seller or any of its Affiliates nor any Person “owned or controlled” by Seller nor any Person which “owns or controls” Seller, has been notified by the federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended (or any comparable state statute), that it is currently (a) ineligible to receive additional surface mining permits or (b) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., “permit blocked.” As used in this Section 4.9(d), “own,” “control,” “owned” or “controlled” shall be defined as set forth in 30 C.F.R. Section 701.5, et seq.

(e) Schedule 4.9(e) contains a true and complete list of all of the citations that would reasonably be expected to prohibit or adversely affect in a Material manner the transfer or holding of any of the Purchased Permits, notices of non-compliance, cessation orders, notices of violation, consent decrees, and similar notices or orders that were received by Seller from any Surface Mining Enforcement Agency, and which are pending and unresolved or unabated as of the date hereof. There are no outstanding cessation orders or cease or desist orders issued by any Surface Mining Enforcement Agency with respect to the Owned Real Property, Leasehold Property or the Fola Operations.

(f) Exhibit B contains a list of all bonds, including guaranties, cash or equivalent collateral, indemnities, letters of credit, and other forms of surety, posted by and/or for the benefit of Seller with respect to the Purchased Permits or to secure the performance of the obligations of any of them pursuant to the Surface Mining Laws or the Environmental Laws. Seller is in compliance in all material respects with the Seller Bonds, such Seller Bonds are in full force and effect, Seller has received no notice from any Government Body that it is not in compliance with any applicable bonding requirement, and to Seller’s Knowledge Seller is in compliance in all material respects with all applicable bonding requirements.

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4.10 Safety Matters. Except as set forth on Schedule 4.10, Seller has been since January 1, 2014, and is, in compliance with the Safety Laws, except for any non-compliance with Safety Laws (other than MSHA and similar state Applicable Laws) which would not be reasonably likely to result in any Material Liability. Schedule 4.10 contains a list of (a) all of the material citations, notices of non-compliance, cessation orders, notices of violation, complaints, actions, proceedings, investigations, penalties, consent decrees and similar notices and orders related or applicable to the Fola Operations and arising under or relating to Safety Laws (other than MSHA and any similar state Applicable Laws), whether brought or issued by a Governmental Body or by any other Person, that remain unabated or unresolved as of the date hereof, and (b) all of the citations, notices of non-compliance, cessation orders, notices of violation, complaints, actions, proceedings, investigations, penalties, consent decrees and similar notices and orders related or applicable to the Fola Operations and arising under or relating to MSHA or any similar state Applicable Laws, whether brought or issued by a Governmental Body or by any other Person, that remain unabated or unresolved as of the date hereof. Except as set forth on Schedule 4.10, to Seller’s Knowledge, no director or officer of Seller is the subject of, or has been alleged by any Governmental Body to be the subject of, any civil penalties, fines, or imprisonment for intentionally authorizing, ordering, or carrying out any violation of any Safety Laws or any order issued under any Safety Laws related to the Fola Operations.

4.11 Preferential Purchase Rights. There are no preferential purchase rights, rights of first refusal, options to purchase or similar rights that are applicable to the transfer of the Purchased Assets in connection with the transactions contemplated hereby.

4.12 Real Property.

(a) Except those Encumbrances that will be released on or before Closing, Seller specially warrants its title to the Owned Real Property and that the Owned Real Property is free and clear of Encumbrances (other than Permitted Encumbrances), created by, through and under Seller, but not otherwise; provided that such warranty shall cover only that period of time that CONSOL Energy Inc. or one of its subsidiaries owned the stock or membership interest of the applicable Seller. Since the time that Seller acquired title to the Owned Real Property, or if applicable, the later time that CONSOL Energy Inc. or one of its subsidiaries acquired the stock or membership interest of the applicable Seller, except for (i) matters set forth in this Agreement (including on any Schedule or Exhibit hereto), (ii) as contained within any Land Agreements, Coal Leases or Contracts and (iii) as set forth in Schedule 4.12(a), with respect to each parcel of Owned Real Property, there have been no agreements granting any other Person the right of entry, use or occupancy of any portion of such parcel. To the Knowledge of Seller, no Third Party has asserted that any improvements constituting part of the Owned Real Property or the Leasehold Property encroach on real property owned or leased by any other Person.

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(b) Since the time that Seller became a party to the Land Agreements, Coal Leases or Contracts or, if applicable, the later time that CONSOL Energy Inc. or one of its subsidiaries acquired the stock or membership interest of the applicable Seller, except for (i) matters set forth in this Agreement (including on any Schedule or Exhibit hereto), (ii) as contained within any Land Agreements, Coal Leases or Contracts and (iii) as set forth in Schedule 4.12(b), none of the Leasehold Property has been assigned or subleased, and none of the Land Agreements or Coal Leases have been amended or otherwise modified. Each Coal Lease and Land Agreement (x) constitutes a valid and binding obligation of, and is in full force and effect against, the Seller that is a party thereto and, to the Knowledge of Seller, the other parties thereto, and (y) assuming such Coal Lease or Land Agreement is a valid and binding obligation of, and enforceable against, the other parties thereto, is enforceable against the Seller that is a party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). Seller is not, and has not received a written allegation that it is, in material breach or default under any Coal Lease or Land Agreement and, to Seller’s Knowledge, no other party to any Coal Lease or Land Agreement is, or is alleged in writing to be, in material breach or default thereunder. Seller has not committed or permitted to exist and, to Seller’s Knowledge, no other party to any Coal Lease or Land Agreement has committed or permitted to exist, any event or circumstance which, with due notice or lapse of time or both, would (A) constitute a material breach or default by Seller or any other party thereto or (B) result in the termination or (C) cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit, under any Coal Lease or Land Agreement. Neither Seller nor any of its Affiliates has received any written notice, and Seller has no Knowledge, that any counterparty will cancel, terminate, fail to perform or fail to renew its obligations under any Coal Lease or Land Agreement.

(c) To the Knowledge of Seller, no other Person has mining rights in any coal reserves currently mined by, or covered by the Permits for, the Fola Operations. Neither Seller nor any of its Affiliates has received a written notice or claim contrary to such effect.

(d) Seller has delivered or made available to Buyer true, complete and correct copies of the material deeds, leases and other agreements (including all material modifications, amendments and supplements thereto and waivers thereunder) by which Seller acquired or disposed of rights related to the Owned Real Property or the Leasehold Property (provided that such records relating to rights disposed of are limited to the period of time that Seller has held title to or leased such property, or if applicable, the lesser period of time that CONSOL Energy Inc., or one of its subsidiaries owned the stock or membership interest of the applicable Seller), and copies of all title insurance policies, opinions, abstracts and surveys, in each case to the extent the same is in the possession or control of Seller or its Affiliates relating to the Owned Real Property or the Leasehold Property.

(e) Schedule 4.12(e) (i) sets forth an accurate and complete list of the Recoupable Payments for each Coal Lease as of May 20, 2016 including the current balance available for recoupment, and (ii) was prepared by Seller in the normal and Ordinary Course of Business; and to Seller’s Knowledge there are no disputes relating to the balances shown thereon.

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4.13 Environmental Matters.

(a) Except as set forth in Schedule 4.13(a):

(i)	to the Knowledge of Seller, Seller is in material compliance with all Environmental Laws;

(ii)	to the Knowledge of Seller, Seller has not caused a Release or discharge of any Hazardous Substances, antimony, arsenic, barium, beryllium, cadmium, chromium, copper, cyanide, fluoride, lead, mercury, selenium, or thallium on, under, in, from, or about the Owned Real Property or Leasehold Property that has resulted in contamination in the soils, surface water, groundwater or sediments on, under or adjacent to the Owned Real Property or Leasehold Property that: (A) is currently the subject of any investigation, Remediation or monitoring; or (B) would be reasonably expected to result in a Liability in excess of $25,000 pursuant to applicable Environmental Laws; and

(iii)	to Seller’s Knowledge, the Owned Real Property and Leasehold Property are free of any Hazardous Substances, antimony, arsenic, barium, beryllium, cadmium, chromium, copper, cyanide, fluoride, lead, mercury, selenium, or thallium, except for such Hazardous Substances, antimony, arsenic, barium, beryllium, cadmium, chromium, copper, cyanide, fluoride, lead, mercury, selenium, or thallium that are present in the Ordinary Course of Business and in material compliance with Environmental Laws.

(b) Seller has furnished, or made available to Buyer, if any have been prepared, all existing Phase I and Phase II environmental site assessments prepared during the last five (5) years and any other material environmental reports or studies, relating to the Owned Real Property or Leasehold Property that are in the possession or control of Seller or its Affiliates.

(c) Notwithstanding anything else contained in this Agreement, the Parties agree and acknowledge that the representations and warranties set forth in Sections 4.7, 4.9 and this Section 4.13 are Seller’s sole and exclusive representations and warranties related to potential Liabilities and other matters arising under Environmental Laws or relating to Environmental Permits in this Agreement.

4.14 Taxes. To the extent related to the Purchased Assets or Fola Operations, except as set forth in Schedule 4.14:

(a) All Tax Returns required to be filed on or before the Closing Date by the Seller have been, or will be, timely filed. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

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(b) The Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of Applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Seller does not file Tax Returns that it is, or may be, taxed by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Seller.

(e) All deficiencies asserted, or assessments made, against the Seller as a result of any examinations by any taxing authority have been fully paid.

(f) The Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(g) There are no Encumbrances (other than Permitted Encumbrances) for Taxes nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances (other than Permitted Encumbrances) for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(h) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(i) Seller is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.15 Insurance. Schedule 4.15 contains a list of any Material damage that has occurred to the Purchased Assets on or after June 23, 2016, for which Seller does not expect to receive proceeds in the approximate amount of such Material damage from an Insurance Policy. Seller has self-insured its risks or maintained insurance customary for its type and size of operations during the two (2) years prior to the Closing Date. During the past two (2) years, there has been no lapse in coverage of the insurance carried by or for the benefit of the Fola Operations in the Ordinary Course of Business. As of the date hereof, there is no claim by Seller or its Affiliates relating to the Fola Operations or the Purchased Assets pending under any of the Insurance Policies as to which coverage has been denied or disputed in writing by the applicable insurers or in respect of which there is an outstanding reservation of rights. All premiums, deductibles and retention amounts due and payable under all Insurance Policies have been paid and Seller is in material compliance with the terms and conditions of such Insurance Policies. Seller has not received any written notice of cancellation of, or alteration of coverage under, any of such Insurance Policies.

4.16 Condition and Sufficiency of Assets. To the Knowledge of Seller, Schedule 4.16 contains a list of any item of Personal Property with an individual value greater than or equal to $10,000 which has been discarded, consumed, disposed of or otherwise transferred since January 1, 2016. To the Knowledge of Seller, except for the items on Schedule 4.16 and those with an individual value of less than $10,000 that have been discarded, consumed, disposed of or otherwise transferred in the Ordinary Course of Business, the Personal Property are all the assets primarily used in connection with the Fola Operations as such operations have been conducted since January 1, 2016 and as presently conducted.

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4.17 Equipment and Other Personalty. Seller has good and marketable title to the owned Personal Property, free and clear of all Encumbrances (other than Permitted Encumbrances), except those Encumbrances that will be released on or before Closing.

4.18 CNX Gas. Seller has not, since June 30, 2014, sold, conveyed, leased, subleased, assigned or otherwise transferred to CNX Gas Corporation or its Subsidiaries any properties or other assets of any nature (whether real or personal, tangible or intangible or otherwise), or any right, title or interest of Seller therein, that would be Purchased Assets if (a) such properties or assets, or such right, title or interest, were still held by Seller as of the Execution Date, and (b) Section 2.2(p) was not included in this Agreement.

4.19 Disclaimers.

(a) EXCEPT FOR THE SPECIAL WARRANTY OF TITLE PROVIDED IN CERTAIN OF THE TRANSACTION DOCUMENTS AND AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE IV (I) NONE OF SELLER OR ANY OTHER MEMBER OF THE SELLER INDEMNIFIED PARTIES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS (ON ITS BEHALF AND ON BEHALF OF THE OTHER MEMBERS OF THE SELLER INDEMNIFIED PARTIES) ALL LIABILITY AND RESPONSIBILITY (OTHER THAN AS PROVIDED IN ARTICLE X) FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY BUYER REPRESENTATIVE (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES).

(b) EXCEPT FOR THE SPECIAL WARRANTY OF TITLE PROVIDED IN CERTAIN OF THE TRANSACTION DOCUMENTS AND AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE IV, AND WITHOUT LIMITING THE GENERALITY OF SECTION 4.19, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, BY ANY MEMBER OF SELLER INDEMNIFIED PARTIES, AS TO (I) TITLE TO ANY OF THE PURCHASED ASSETS AND THE FOLA OPERATIONS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PURCHASED ASSETS AND THE FOLA OPERATIONS, (III) THE QUANTITY, QUALITY OR MINEABILITY, MERCHANTABILITY, OR MARKETABILITY (INCLUDING EXTRACTION AND REMOVAL COSTS) OF THE COAL IN OR FROM THE PURCHASED ASSETS AND THE FOLA OPERATIONS, (IV) ANY ESTIMATES OF THE VALUE OF THE PURCHASED ASSETS AND THE FOLA OPERATIONS OR FUTURE REVENUES GENERATED BY THE PURCHASED ASSETS AND THE FOLA OPERATIONS, (V) FUTURE PROJECTIONS OF PRODUCTION OF COAL FROM THE PURCHASED ASSETS AND THE FOLA OPERATIONS, (VI) THE

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MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE PURCHASED ASSETS AND THE FOLA OPERATIONS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY OR ON BEHALF OF SELLER OR ANY OTHER MEMBER OF THE SELLER INDEMNIFIED PARTIES WITH RESPECT TO THE PURCHASED ASSETS AND THE FOLA OPERATIONS RELATED TO PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY BUYER REPRESENTATIVE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO INCLUDING THE FOLLOWING: (A) ESTIMATE OR PROJECTION OF ANY DIMENSION OR SPECIFICATIONS OF ANY OF THE PURCHASED ASSETS OF THE MINEABILITY, WASHABILITY, VOLUME, QUANTITY OR QUALITY OF RECOVERABILITY, OF COAL OR RESERVES IN, ON OR UNDER THE PURCHASED ASSETS OR THE FEASIBILITY OF ANY MINE PLANS, (B) PRICING OR VALUE ASSUMPTIONS, OR ESTIMATES ATTRIBUTABLE TO THE PURCHASED ASSETS, OR THE ABILITY OR POTENTIAL OF THE PURCHASED ASSETS FOR MINING PURPOSES OR THE PROJECTED INCOME OR EXPENSES FOR THE PURCHASED ASSETS, INCLUDING ANY ESTIMATE AND APPRAISAL OF THE EXTENT AND VALUE OF THE COAL SEAMS, MINING RIGHTS AND RESERVES, OR (C) THE GEOLOGICAL OR ENGINEERING CONDITION OF ANY OF THE PURCHASED ASSETS, INCLUDING SOUNDNESS, STABILITY OR SURFACE OR STRATA SUPPORT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE IV, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, BY ANY MEMBER OF THE SELLER INDEMNIFIED PARTIES OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY PURCHASED ASSETS. BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. BUYER AVERS THAT IT HAS RELIED SOLELY UPON ITS OWN INVESTIGATIONS, ANALYSIS, EVALUATION AND JUDGMENT AND ON THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN IN ENTERING INTO THIS AGREEMENT.

(c) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SECTIONS 4.7, 4.9, 4.10, AND 4.13, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE PURCHASED ASSETS AND THE FOLA OPERATIONS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER SHALL BE DEEMED TO BE ACQUIRING THE FOLA OPERATIONS AND THE PURCHASED ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) Seller and Buyer agree that, to the extent required by Applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 4.19 are conspicuous disclaimers for the purpose of any Applicable Law and shall not merge with or into any deed, assignment or other instrument delivered pursuant to this Agreement.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

5.1 Corporate Standing. Buyer is a corporation or limited liability company, as the case may be, duly incorporated or organized and validly existing and in good standing under the laws of the respective Buyer’s state of incorporation or organization; has the requisite corporate or limited liability company power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and each of the Transaction Documents to which it is a party and to carry on its business as now being conducted; and, as necessary, is duly qualified to transact business in and is in good standing in the State of West Virginia, except where such failure to be in good standing or so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Buyer has made available to Seller true and complete copies of the organizational documents of Buyer.

5.2 Authorization. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party by Buyer and each conveyance, assignment, agreement, and other document herein contemplated to be executed by Buyer, has been duly authorized by all necessary corporate or limited liability company action. This Agreement, the Transaction Documents and the conveyances, assignments, agreements, and other documents herein contemplated to be executed by Buyer are, or will be upon execution, legal, valid and binding obligations of Buyer, duly enforceable against Buyer in accordance with their terms (subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity).

5.3 No Brokers or Finders Fees. No obligation or Liability, contingent or otherwise, for brokers or finders fees created by Buyer with respect to the matters provided for in this Agreement shall be imposed upon Seller.

5.4 Consents. Except for the consents and approvals related to the use of the Purchased Permits contemplated in the Permit Operating Agreement, no consent, action, approval, or authorization of or registration, declaration, or filing with any Governmental Body is required for the performance of the terms of this Agreement by Buyer.

5.5 Independent Evaluation. Buyer is knowledgeable about coal and the mining business, and Buyer has retained and taken advice concerning the Purchased Assets and the Fola Operations, and the transactions contemplated hereby, from advisors and consultants who are knowledgeable about the mining business, and Buyer is aware of its risks. Buyer and its

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representatives have been afforded the opportunity to visit the Fola Operations and examine the Records and other materials made available to it by Seller and Seller’s authorized representatives with respect to the Purchased Assets, including files, or copies thereof used in the ordinary course of Seller’s business and other information about the Purchased Assets that Seller and Seller’s authorized representatives have compiled or generated. Buyer hereby acknowledges that (i) it has relied or shall rely on its own independent investigation and evaluation of the Purchased Assets or Fola Operations, which investigation and evaluation was done by Buyer and its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not upon any statements, information or opinions of any Seller, (ii) it has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Purchased Assets or Fola Operations, (iii) other than the representations and warranties made in this Agreement, the Transaction Documents, in any applicable agreements or in any applicable conveyance instruments, neither Seller nor any representatives, consultants or advisors of Seller make or have made (and Buyer has not relied upon) any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets or Fola Operations; provided that nothing contained in this Section 5.5 shall impair Buyer’s right to rely upon, and enforce its rights and remedies with respect to, the representations or warranties made in this Agreement, the Transaction Documents, in any applicable agreements or in any applicable conveyance instruments.

5.6 No Actions Affecting Enforcement of the Agreement. There are no actions, suits, or proceedings pending, or to the Buyer’s Knowledge threatened, against Buyer in any court, or Governmental Body which will have a Material Adverse Effect on the ability of Buyer to carry out or consummate the transactions contemplated by this Agreement. No proceeding is pending or, to the Knowledge of Buyer, threatened that is reasonably likely to result in the denial of the transfer of the Purchased Permits based on applications submitted by Buyer related to the Fola Operations, including the Purchased Permits. No Person who, either alone or together with its Affiliates, owns or has owned 10% or more of the capital stock, membership interests or other equity interests of Buyer is the subject of any bond forfeiture, permit suspension, permit block or permit revocation. Neither the Buyer or any of its Affiliates nor any Person “owned or controlled” by Buyer nor any Person which “owns or controls” Buyer, has been notified by the federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended (or any comparable state statute), that it is currently (a) ineligible to receive additional surface mining permits or (b) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., “permit blocked.” As used in this Section 5.6 “own,” “control,” “owned” or “controlled” shall be defined as set forth in 30 C.F.R. Section 701.5, et seq.

5.7 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer that (a) is a party to any Transaction Document or (b) controls Buyer.

5.8 Regulatory. Buyer is now, and hereafter shall continue to be, qualified per all regulations of Governmental Bodies and other Applicable Laws to own and operate the Purchased Assets. To the extent required by any Applicable Laws for its acquisition of the Purchased Assets, Buyer (a) currently has or will have as and when required by the terms of this Agreement and the Permit Operating Agreement and will thereafter continue to maintain lease bonds, area-wide

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bonds or any other surety bonds as may be required by, and in accordance with, all Applicable Laws governing the ownership of the Purchased Assets and (b) currently has or will have filed any and all required reports necessary for such ownership with all Governmental Bodies having jurisdiction over such ownership in accordance with Section 6.2.

ARTICLE VI

CONDUCT AND COVENANTS

6.1 Operations by Seller. From and after the date hereof until the Closing, Seller shall use its commercially reasonable efforts to cause the Fola Operations to be conducted only in the Ordinary Course of Business,

(a) except:

(i)	for actions approved by Buyer in writing (which approval shall not be unreasonably withheld, conditioned or delayed),

(ii)	as required by Applicable Law,

(iii)	as set forth in Schedule 6.1; or

(iv)	otherwise permitted by a written agreement with Buyer, including this Agreement.

(b) Seller will cooperate prior to the Closing in orienting Buyer’s personnel to the Fola Operations and its equipment and facilities.

(c) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)	any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Article VII to be satisfied;

(ii)	any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)	any written notice or other written communication from any Governmental Body in connection with the transactions contemplated by this Agreement;

(iv)	any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller, the Fola Operations that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.5 or that challenges the validity or enforceability of this Agreement; and

(v)	Buyer’s receipt of information pursuant to this Section 6.1(c) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Article X) and shall not be deemed to amend or supplement the Schedules of this Agreement.

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(d) Notwithstanding the foregoing, Seller may remove any items included in the Excluded Assets at any time prior to, on or up to thirty (30) Business Days after Closing. Such activities shall be performed in such manner as will minimize interference with Buyer Operations and shall be performed at Seller’s sole risk and expense. Seller shall indemnify, defend, and hold Buyer Indemnified Parties harmless with respect to such activities in accordance with Section 10.1.

(e) From and after the Execution Date until the Closing, Seller shall use its commercially reasonable efforts to maintain the Personal Property in a state of maintenance, repair and operating condition that is no worse than it was on the Execution Date, less reasonable wear and tear.

(f) At Closing, an Affiliate of Seller reasonably acceptable to Buyer shall execute and deliver the payment guarantee, attached hereto as Exhibit L-1 (the “Parent Guarantee”).

6.2 Buyer’s Covenants.

(a) At Closing, Buyer shall execute, and shall thereafter comply with the terms of, the Permit Operating Agreement, a copy of which is attached hereto as Exhibit D.

(b) Buyer shall be responsible for providing all notices and securing all permits or licenses associated with the transfer of the nuclear density gauge at the coal preparation plant being conveyed pursuant to this Agreement, including all matters involving approval from the Nuclear Regulatory Commission. Seller agrees to use commercially reasonable efforts to cooperate with Buyer’s efforts hereunder.

6.3 Seller’s Covenants.

(a) Release of Encumbrances. Seller shall use its commercially reasonable efforts to arrange for release of the Encumbrances (other than Permitted Encumbrances) prior to the Closing.

(b) Exclusive Dealing. So long as this Agreement has not been terminated, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates

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and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction by Seller involving the Fola Operations; (ii) the issuance or acquisition of shares of capital stock or other equity securities of Seller; or (iii) the sale, lease, exchange or other disposition of the Fola Operations or the Purchased Assets; provided, however, that Buyer acknowledges and agrees that this Section 6.3(b) shall not apply to the Excluded Assets. Seller agrees that the rights and remedies for noncompliance with this Section 6.3(b) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

(c) Restriction on Acquisition of Property; Non-Solicitation. Except as permitted in Schedule 6.3(c), Seller, for itself and its Affiliates, agree that they will not, directly or indirectly, for a period of five (5) years from the Closing Date, (i) engage in the Restricted Business within the Restricted Area, (ii) engage in any Prohibited Activities within the Mine Areas, or (iii) solicit for employment or hire any employee of Buyer or its Affiliates; provided, however, that clause (iii) will not prevent Seller or its Affiliates from employing or soliciting any such employee who (a) is no longer employed by the Buyer at the time of such solicitation, (b) is responding to a generalized solicitation for employees through advertisement or search firms not targeting employees of Buyer or its Affiliates, or (c) otherwise contacts Seller or its Affiliates at his or her own initiative without any prior direct or indirect encouragement or solicitation. When used in this Section 6.3(c), “indirectly” shall mean engaging in any restricted conduct, through any Third Party, as a lender, or as principal, agent, employer, employee, consultant, member, manager, stockholder or holder of any equity interest, partner or in any other individual or representative capacity whatsoever; provided, however, the ownership of less than five percent (5%) of the outstanding voting common stock or equity of a company shall not constitute engaging in a restricted activity. Notwithstanding anything contained herein to the contrary, Seller and its Affiliates retain the right to sell, convey, mortgage, pledge, encumber or otherwise deal with any Excluded Assets and/or any other assets owned by Seller or its Affiliates as of the date hereof that are not Purchased Assets, or that it has the right to subsequently acquire, and does subsequently acquire, pursuant to this Section 6.3(c); provided that the same shall remain subject to the restrictions contained in this Section 6.3(c) to the extent such provisions are applicable.

6.4 Tax Covenants.

(a) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be shared equally by the Parties when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees, including the West Virginia State Tax Commissioner’s Sales Listing Form (and Buyer shall cooperate with respect thereto as necessary).

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(b) Tax Clearance Certificates. Seller shall notify all of the taxing authorities in, or obtain a statement of good standing from, the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

6.5 Reasonable Best Efforts. Unless another time is specifically provided for herein, from the Execution Date until the Closing Date, upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other Party in doing all things necessary, proper or advisable under Applicable Laws (including Buyer providing requested information about financial condition and operator qualifications) to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (a) the satisfaction of the conditions precedent to the obligations of any of the Parties, (b) the obtaining of applicable consents, waivers or approvals of any Governmental Bodies or Third Parties, including related to the Consents, (c) the defending of any Actions challenging this Agreement or the performance of the obligations hereunder and (d) the execution and delivery of such instruments, and the taking of such other actions as the other Party may reasonably require in order to carry out the intent of this Agreement. Except as expressly set forth in this Agreement, and notwithstanding the foregoing, none of Buyer, Seller or any of their respective Affiliates shall be obligated to (y) grant or expend anything of material value, or perform any extraordinary service or other extraordinary actions, to obtain any applicable consent, waiver or approval, or (z) guarantee the other’s performance or provide any other type of surety or bond to obtain any such consent, waiver or approval. For the avoidance of doubt, neither Seller nor Buyer shall be obligated to incur any expense to obtain any of the Consents.

6.6 Access by Buyer. Subject to any limitations, conditions, or requirements set forth herein or elsewhere in this Agreement, Seller shall make the Fola Operations and the Purchased Assets available to Buyer and its representatives for inspection and review in order to permit Buyer to perform its due diligence review, as follows:

(a) From and after the date hereof and up to and including two (2) Business Days prior to the Closing Date (or until earlier termination of this Agreement) but subject to the other provisions of this Section 6.6, and the obtaining of any required consents from any Persons, Seller shall make the Records available to Buyer in an online virtual data room, at Buyer’s sole risk, cost and expense, but only to the extent such Records are in Seller’s or its Affiliates’ possession or control, relate to the Purchased Assets and are accessible to Buyer pursuant to the terms of this Agreement. Seller shall have no obligation to provide Buyer such access to any Records that Seller cannot legally provide Buyer because of third-party restrictions on Seller after Seller has made a reasonable attempt to obtain the waiver of such restriction. Buyer, and any Person acting on its behalf, shall keep all Records obtained confidential through the Closing Date and as otherwise contemplated in the Confidentiality Agreement dated January 25, 2016, by and betweeen Consol Energy Inc. and Buyer (the “Confidentiality Agreement”); provided,

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however, if the Closing occurs, such Confidentiality Agreement shall only remain in force and effect to the extent any confidential information otherwise protected under such Confidentiality Agreement does not relate to the Purchased Assets. Buyer’s inspection of the Records and any additional information provided by Seller relating to the Purchased Assets may be limited by Seller to prevent the violation of the obligation of confidence or any contractual commitment of Seller to a Third Party. Buyer shall ensure that Buyer’s authorized representatives comply with the provisions of this Section 6.6, the said Confidentiality Agreement, and any other confidentiality agreements in effect. Upon termination of this Agreement without Closing, Buyer shall destroy any and all physical copies and delete permanently any and all digital copies of Records and background materials together with any and all of Buyer’s notes and work papers prepared by or on behalf of Buyer in connection with its due diligence investigation, and upon Seller’s written request, an officer of Buyer will certify as to the destruction thereof; provided, however, Buyer shall be entitled to keep one copy of all such Records, materials, notes and work papers solely for the purpose of, and to the extent required for, legal and compliance purposes; and

(b) Seller hereby consents to Buyer’s on-site, non-invasive inspections of the Purchased Assets, upon advance written notice to Seller and at Buyer’s sole risk and expense. During any such inspection, Buyer agrees not to interfere in any manner with the normal use of the Purchased Assets and agrees to comply with all Seller’s requirements and safety policies of which it has notice. If Buyer or any Person acting on its behalf prepares a written assessment of any Purchased Asset, Buyer shall, upon request of Seller, furnish a copy thereof to Seller. The Parties shall keep any such assessment confidential. Any and all on-site inspections conducted by Buyer pursuant to this Section 6.6 must comply with Seller’s third-party access policy, a copy of which will be provided to Buyer in advance of such inspections upon request.

In accordance with Section 10.2, Buyer agrees to indemnify, defend, and hold harmless (including reasonable attorneys’ fees) Seller Indemnified Parties with respect to such activities conducted under this Section 6.6.

6.7 Access by Seller. Subject to any limitations, conditions, or requirements set forth herein or elsewhere in this Agreement, upon advance written notice by Seller to Buyer, Buyer shall make the Fola Operations and the Purchased Assets available to Seller and its representatives from and after the Closing Date insofar as reasonable or necessary for Seller to perform its obligations relating to the Retained Liabilities, including access to perform any testing, inspection, construction, remediation, reclamation or other improvements required as part of the resolution of any Action or Governmental Order; provided that in conducting such activities Seller shall:

(a) conduct all such action by Seller or its representatives at Seller’s sole risk and expense;

(b) conduct its operations or activities in a manner that does not unreasonably interfere with, delay, or increase the cost of, Buyer’s use of the Purchased Assets;

(c) comply with all of Buyer’s requirements and safety policies of which it has notice;

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(d) coordinate and, unless prohibited by Applicable Law, Governmental Order or Third Party agreement, fully share with Buyer all information reasonably requested by Buyer regarding Seller’s activities on the Purchased Assets; and

(e) indemnify, defend, and hold harmless (including reasonable attorneys’ fees) Buyer and its directors, officers, agents, representatives, subsidiaries and Affiliates with respect to such activities conducted under this Section 6.7.

6.8 Cooperation. Buyer and Seller agree to use commercially reasonable efforts to cooperate with respect to, and to make reasonable accommodations related to the efforts of Seller to settle the Retained Liabilities described in Section 2.4(e) and Buyer’s use of the Purchased Assets, and in connection therewith more particularly agree as follows:

(a) In the event Buyer has the right to acquire any easement, license or similar property right from any Third Party that is useful or necessary for action taken in resolution of the Retained Liabilities described in Section 2.4(e), Buyer agrees to, upon Seller’s irrevocable written request, exercise such right and acquire such easement(s), license(s) or other property right(s); provided that such easement(s), license(s) or other property right(s) shall be acquired at Seller’s sole cost and the use thereof shall be subject to the limitations set forth in this paragraph.

(b) Until Seller has settled and completed all actions within the Miller Creek Mine Area related to any of the Retained Liabilities, Buyer will (i) communicate with Seller regarding any action Buyer intends to take on parcels identified by Seller where Seller will be conducting its activities related to the Retained Liabilities described in Section 2.4(e), and (ii) use commercially reasonable efforts to conduct its activities so as not to unreasonably interfere with, delay, or increase the cost of Seller’s activities.

(c) Buyer and Seller each agree to use commercially reasonable efforts to accommodate the other Party in performing their respective activities contemplated in Section 6.7 and this Section 6.8.

(d) Seller will be solely responsible for conducting and managing the defense, negotiation and settlement of the Retained Liabilities described in Section 2.4(e); provided that Seller will (i) communicate its planned course of action to Buyer, (ii) use commercially reasonable efforts to attempt to secure an outcome related to the applicable Retained Liability that does not materially deviate therefrom (however, both Parties acknowledge that the terms of any settlement, final order or adjudication may not follow the course of action proposed and advocated by Seller) and (iii) to the extent not prohibited by Applicable Law, keep Buyer informed of, and provide Buyer with copies of all written materials containing or addressing, any significant developments with respect to the Retained Liabilities described in Section 2.4(e); provided further that, Buyer, at its sole cost and expense, shall be permitted to be present and participate in all significant meetings, conferences or communications (excepting internal meetings, conferences or communications between Seller, its Affiliates, subsidiaries, representatives, agents, and/or attorneys) relating to the Retained Liabilities described in Section 2.4(e), including meetings, conferences or communications relating to the defense and/or negotiations regarding the applicable Retained Liabilities described in Section 2.4(e), and Seller shall provide Buyer with reasonable advance notice under the circumstances and, provided that

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Buyer has taken reasonable steps to provide Seller with information regarding the schedule and availability of its relevant personnel, Seller shall make reasonable efforts to coordinate the scheduling of such meetings, conferences or communications; provided, however, for the avoidance of doubt, Buyer shall not have the right to formally intervene in any Action or proceeding before a Governmental Body regarding the applicable Retained Liabilities described in Section 2.4(e);

(e) In the event Buyer becomes aware that any proposed settlement or other resolution of any Retained Liabilities described in Section 2.4(e) will result in a material burden, restriction or Liability on Buyer or on Buyer’s use, ownership or operation of the Purchased Assets (including any modification of the requirements, conditions or other provisions of any Purchased Permit) and which materially differs from the proposed settlement or resolution being proposed or advocated by Seller on the Execution Date (“Material Buyer Burden”), then Buyer shall promptly provide notice of the Material Buyer Burden to Seller and within ten (10) Business Days following Seller’s receipt of such notice the Parties shall meet to discuss and negotiate an acceptable resolution of the issues raised by Buyer; provided that Seller shall not proceed to advocate, propose or support any proposed settlement or other resolution that imposes a Material Buyer Burden without obtaining Buyer’s written consent; provided further that (i) Buyer’s consent shall not to be unreasonably withheld, conditioned or delayed, (ii) Buyer’s consent shall be deemed granted if no affirmative written refusal is received within five (5) Business Days of Buyer’s receipt of Seller’s written request for such consent, and (iii) any refusal shall be accompanied with an explanation of the reason for such refusal.

(f) In the event the Parties do not agree on (i) the reasonableness of each other’s accommodation of their respective activities pursuant to Section 6.7(b) or Section 6.8(c) or (ii) the reasonableness of Buyer’s refusal to grant consent pursuant to Section 6.8(e), then either Party may seek declaratory judgment from a court of competent jurisdiction. In determining the reasonableness of a Party’s accommodation of the other Party’s activities or of Buyer granting or denying such consent, each Party and, if applicable, a court of competent jurisdiction shall give primary consideration to (A) the amount of delay that will be suffered by the Party adversely impacted by the other Party’s activities or proposed settlement or other resolution, (B) the magnitude of the economic harm that could reasonably be expected to be suffered by the Party adversely affected by the other Party’s activities or proposed settlement or other resolution, (C) Buyer’s current and planned activities on the Purchased Assets, including, as applicable, conducting large scale mining and/or reclamation operations and related activities, and Seller’s satisfaction of its obligations with respect to the Retained Liabilities described in Section 2.4(e), (D) the respective costs and benefits each Party could reasonably be expected to derive from a potential course of action, (E) the Liability reasonably expected to be incurred by the Party required to accommodate or agree to the other Party’s activities or proposed settlement or other resolution, and (F) the likelihood that the opposing party in the Action or the Governmental Body involved in the Governmental Order would accept the proposed settlement or other resolution.

(g) Notwithstanding anything contained herein to the contrary, Buyer and Seller acknowledge that the outcomes and specific details of how the applicable Retained Liabilities described in Section 2.4(e) are to be resolved may be imposed on the Parties by a court or Governmental Body (the “Imposed Details”) and, provided that Seller has complied with its

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obligations under this Section 6.8 up to the time of the applicable imposition, Seller shall have no Liability to Buyer for breach of Section 6.8, in each case, with respect to, or due to the imposition of, the Imposed Details; provided that except for Section 6.8(e) and except insofar as any provision of this Section 6.8 expressly conflicts with the Imposed Details, the Parties shall nonetheless comply with the remaining provisions of this Section 6.8 during Seller’s satisfaction of its obligations with respect to the applicable Retained Liabilities described in Section 2.4(e).

(h) The provisions of this Section 6.8 shall apply from and after the Execution Date until Seller has fulfilled its obligations with respect to the Retained Liabilities described in Section 2.4(e); provided that in the event this Agreement terminates prior to Closing the provisions of this Section 6.8 shall terminate contemporaneous with the termination of the Agreement

6.9 Confidentiality. Buyer’s obligations with respect to confidentiality and the Confidentiality Agreement shall be governed by Section 6.6(a) of this Agreement. Prior to the Closing, except as required by Applicable Law, including any required disclosure under applicable securities law, Seller shall not disclose the fact that discussions and negotiations regarding a potential transaction with Buyer are taking place or the terms of this Agreement. From and after the Closing, except as otherwise required by Applicable Law, Seller and its Affiliates and their representatives shall keep confidential all proprietary or nonpublic information regarding the Fola Operations. Notwithstanding the foregoing, confidential information shall not include information that becomes generally available to the public other than as a result of disclosure by the receiving party or its representatives in violation of the terms hereof.

6.10 Joint Obligations; Escrow Agreement. Neither Party shall intentionally perform any act which, if performed (or intentionally omit to perform any act which, if omitted to be performed), would prevent or excuse the performance of this Agreement by either Party hereto or which, except as a result of the conduct of the business in the usual and ordinary course, would result in any representation or warranty herein contained being untrue in any material respect if made on and as of the Closing. Contemporaneously with Seller’s delivery of the Escrow Payment to the Escrow Agent, Buyer and Seller shall execute and deliver the Escrow Agreement.

6.11 Cooperation. Seller shall continue to cooperate with Buyer after the execution of this Agreement until the Closing Date and shall use commercially reasonable efforts to provide all information reasonably requested by Buyer related to due diligence contemplated herein; provided, however, except as otherwise required under the terms of this Agreement, this Section 6.11 shall not require Seller (i) to disclose (A) any information relating to any Excluded Assets or (B) any information that is the subject of any confidentiality agreement or other disclosure restriction with a Third Party or (ii) to place any information or document of public record.

6.12 Insurance Matters.

(a) Insurance Proceeds and Legal Claims. If the Closing occurs and the Seller incurs any (i) property loss with an occurrence date on or prior to the Closing Date related to the Purchased Assets that is covered by an Insurance Policy and for which any portion of the damage has not been repaired or replaced on or prior to the Closing Date or (ii) any economic loss with

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an occurrence date on or prior to the Closing Date related to the Purchased Assets for which any portion of the post-Closing economic loss is covered by an Insurance Policy (each of (i) and (ii), an “Insured Event”), the Seller shall submit a claim and assert its rights under such Insurance Policy and shall use its reasonable best efforts to recover fully any and all amounts available under such Insurance Policy with respect to any such loss (the “Insurance Proceeds”); provided, however, that for the avoidance of doubt, in the case of clause (ii) above, the Buyer shall only be entitled to the amount of Insurance Proceeds with respect to the economic loss continuing from and after the Closing. The Seller shall maintain financial responsibility for any deductibles, co-payments or self-insured retentions for such Insured Event arising out of occurrences on or prior to the Closing and shall, promptly upon receipt of any Insurance Proceeds, pay to the Buyer, or to the injured Third Party if applicable, the amount of such Insurance Proceeds as set forth herein. Seller shall notify Buyer in writing prior to the Closing Date of all pending and potential insurance or other claims relative to losses arising prior to the Closing Date.

(b) Post-Closing Insurance. Seller shall have no responsibility for providing insurance covering the Purchased Assets and Fola Operations after the Closing. Buyer shall have the sole responsibility to provide insurance covering the Purchased Assets and Buyer’s operations at the Mine Area from and after the Closing Date (“Buyer Operations”).

6.13 Post-Closing Conveyance. Subject to the provisions of Article IX, in the event Buyer or Seller identify at any time during the period that is on or before the one (1) year anniversary of the Closing Date that any asset(s) of or relating to the Fola Operations which (a) were of the character and type of asset that would have been included as a Purchased Asset and (b) were not an Excluded Assets (such an “Omitted Asset”), were not included on the applicable Schedule and/or not included on the applicable Transaction Document, Seller will, at no cost to Buyer, execute and deliver to Buyer an appropriate conveyance instrument utilizing the same form as was delivered at Closing transferring title of the Omitted Asset to Buyer. Subject to the terms of this Agreement, it is the intent of this provision to apply to any assets which were (as of Closing) located within the Mine Areas and have primarily been used in connection with the Fola Operations as of the date hereof.

6.14 Update to Schedules. At any time prior to the second Business Day prior to the Closing Date, Seller may update the Schedules to this Agreement, in a manner consistent with the level of specificity contained in such Schedules, to disclose to Buyer in writing any information which arises after the date hereof and which would have been required to be included in the applicable Schedule(s) if such information had existed on the date hereof; provided that, in the event the updates delivered hereunder, individually or in the aggregate, Materially affect the value of the Purchased Assets, the Parties agree to negotiate in good faith and in an expeditious manner to make an appropriate adjustment to the Purchase Price based upon the decrease in the value of the Purchased Assets. The matters disclosed hereunder shall be deemed to update and amend the applicable Schedule(s); provided, however, such amendment shall not be considered when determining whether the condition to closing set forth in Section 7.2(b) has been satisfied, but such amendment shall be deemed to replace the applicable Schedule(s) as delivered on the Execution Date for all other purposes.

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6.15 Flood Damage. Seller shall repair the damage to the Purchased Assets caused by the flood event on June 23, 2016, described on Schedule 4.15, item no. 1, and shall use commercially reasonable efforts to make such repairs in a timely manner.

6.16 Vaughan Railroad Approval. Buyer shall file a notice of exemption with the Surface Transportation Board (“STB”) for acquisition of the rail line of Vaughan Railroad Company within ten (10) days of the execution of this Agreement. If the exemption or approval of the STB has not been obtained when this transaction is otherwise scheduled to close, the Closing shall occur except that the assets of Vaughan Railroad Company shall not be transferred until Buyer procures such exemption or approval.

6.17 Absence of Security. Seller shall reimburse Buyer for any damages to, or theft of, Personal Property caused by the absence of security at the FOLA Operations occurring from the time such security was discontinued until the Closing Date.

6.18 Imperial Colliery. Prior to the Closing Date, mining activity was conducted on portions of the property covered by that certain lease agreement dated November 1, 1997, between Imperial Colliery Company and Nicholas-Clay Company, L.L.C., recorded in Fayette County Book 545, at Page 317 (the “Imperial Colliery Lease”), including an area identified as an approximately 4.1-mile long area where the highwall area has not been reclaimed to present-day standards, more particularly identified on the map attached hereto as Schedule 6.18 (the “4.1-mile Area”). In the event that the lessor under the Imperial Colliery Lease or the appropriate Governmental Body asserts, or indicates to Seller or Buyer that it is considering asserting, that reclamation will be required as to the 4.1-mile Area, (a) Seller shall use commercially reasonable efforts to contest any such assertion or potential assertion and shall be responsible (at Seller’s expense) for conducting and managing any response, defense, negotiation and/or settlement related to Reclamation Liability arising with respect to the 4.1-mile Area, provided that Buyer shall be entitled (at its expense) to participate in any such contest and Seller shall keep Buyer reasonably apprised of the status of any such contest; and (b) in the event Reclamation Liability is agreed to by Seller or is imposed by any Governmental Order, or ordered by a court of competent jurisdiction, with respect to the 4.1-mile Area, (i) Buyer shall perform or retain a Third Party (which shall be reasonably acceptable to Seller) to perform, in its sole discretion, all action required to satisfy the Reclamation Liability with respect to the 4.1-mile Area, subject to a plan of reclamation which shall be submitted to Seller in advance for its review and approval (which approval will not be unreasonably withheld, conditioned or delayed), (ii) Seller and Buyer shall share the cost of such reclamation, with Seller being responsible for eighty percent (80%) and Buyer being responsible for twenty percent (20%) of such costs; provided that Seller’s obligation to pay for such reclamation shall be limited to a maximum of four million dollars ($4,000,000) and thereafter Buyer shall be solely responsible to pay for additional costs associated with such Reclamation Liability. Seller’s activities hereunder on the Imperial Colliery Lease shall be governed by the provisions of Sections 6.7 and 6.8.

6.19 Surface Mine #2. Seller shall negotiate with the applicable Governmental Body, in reasonable coordination and cooperation with Buyer, regarding any remediation and/or construction activity required pursuant to the final resolution of the pending Consent Order associated with Permit No. WV 1013840 (reference number M-16-143) (such required activity, the “Surface Mine #2 Remediation”); provided that such negotiations and the agreement on, or

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determination of, the Surface Mine #2 Remediation shall be subject to the provisions of Sections 6.7 and 6.8. Once the required Surface Mine #2 Remediation has been determined, Buyer shall enter into a construction contract (the “Surface Mine #2 Contract”), pursuant to terms and with a Third Party, in each case, reasonably acceptable to both Parties, pursuant to which such Third Party shall agree to perform the construction of the Surface Mine #2 Remediation, such project to be done pursuant to plans to be developed and provided to Buyer by Seller and attached as an addendum to the Surface Mine #2 Contract; provided that such plans shall be developed in coordination with and reasonably acceptable to Buyer. Seller hereby agrees to reimburse Buyer for the cost of such construction pursuant to the terms of the Surface Mine #2 Contract. For the avoidance of doubt, Seller shall assume no Liability associated with the Surface Mine #2 Remediation or the underlying Consent Order other than the payment of upfront penalties in the amount of $58,530 and the payment of the cost of construction as set forth herein.

6.20 Ike Fork. Seller (or Buyer as the case may be) shall enter into an agreement, substantially in the form attached hereto as Exhibit N (the “Ike Fork Contract”) with a Third Party, reasonably acceptable to both Parties, pursuant to which such Third Party shall agree to construct a bioreactor as required by the Compliance Schedule associated with Permit No. WV 1017951 (the “Ike Fork Bioreactor”), such project to be done pursuant to the plans previously provided to Buyer by Seller and attached as an addendum to Exhibit N. Seller hereby agrees to pay the cost to construct the Ike Fork Bioreactor pursuant to the terms of the Ike Fork Contract. In the event Seller is able to enter into the Ike Fork Contract prior to the Closing Date, Seller shall assign and Buyer shall assume the Ike Fork Contract at Closing; and otherwise, Buyer shall enter into the Ike Fork Contract as soon as possible following the Closing Date. For the avoidance of doubt, Seller shall assume no Liability associated with the Ike Fork Bioreactor or the underlying Compliance Schedule other than payment of the cost of construction as set forth herein.

6.21 CAT Equipment and Leases. From the Execution Date through the Closing Date, Seller or is Affiliate shall use commercially reasonable efforts (i) to purchase the forty-one (41) pieces of Caterpillar equipment which are identified in Schedule 2.1(f) of this Agreement and/or Schedule 2.1(f) in the Purchase and Sale Agreement for the Miller Creek Transaction (the “CAT Equipment”) for the sum of fifteen million six hundred three thousand three hundred ninety one dollars and twenty-six cents ($15,603,391.26) (the “CAT Purchase Amount”), which equipment is the subject of the leases identified in this Agreement in Schedule 6.21 which Seller has leased from Caterpillar Financial Services Corporation (the “CAT Leases”); (ii) to secure the release or termination of all CAT Leases and the associated guarantee(s); (iii) to enter into a financing arrangement with Caterpillar Financial Services Corporation (“CAT Financial”) for the CAT Purchase Amount, over a 5 year term, at an interest rate not to exceed six and nine/tenths percent (6.9%) (the “New CAT Financing”) pursuant to an agreement containing terms that are reasonable and customary for CAT Financial in a similarly situated transaction (“CAT Financing Instrument(s)”). Buyer shall cooperate in good faith with Seller’s efforts and at Closing Buyer shall (x) enter into the lease agreement attached hereto as Exhibit O (the “CAT Equipment Lease”), (y) throughout the term of the CAT Equipment Lease, perform all terms and conditions of the New CAT Financing instruments, and (z) cause Performance Guarantor to execute and deliver the Performance Guarantee. Pursuant to the terms of the CAT Equipment Lease, Seller shall convey the CAT Equipment to Buyer upon Buyer’s full satisfaction and performance in all material respects of the terms of the CAT Equipment Lease.

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ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING; TERMINATION

7.1 Conditions Precedent to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing, of the following conditions (any one or more of which may be expressly waived by Seller):

(a) There shall not be issued and in effect any injunction prohibiting consummation of the transactions contemplated herein.

(b) The guaranty obligations of Seller or any of its Affiliates under any Coal Lease, Contract or Land Agreement set forth on Schedule 7.1(b) shall have been terminated or waived.

(c) Other than the representations and warranties of Buyer contained in Sections 5.1, 5.2, 5.3, 5.4, and 5.7, the representations and warranties of Buyer contained herein shall have been true and correct in all material respects on and as of the date hereof and shall be true and correct in all material respects as if originally made on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of the applicable date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect. The representations and warranties of Buyer contained in Sections 5.1, 5.2, 5.3, 5.4, and 5.7, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(d) Each of the items set forth in Section 6.21(i)-(iii) has occurred or been waived by Seller.

(e) Buyer shall have performed, observed and complied in all material respects with all obligations, agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or at Closing.

(f) Buyer has delivered Commitment Letters for each of the Replacement Bonds in form and substance reasonably acceptable to Seller.

(g) Buyer has completed all necessary registrations and posted all necessary bonds to conduct business in West Virginia, including specifically the Fola Operations, including any required wage bonds, and has obtained workers’ compensation coverage or authorization to self-insure workers’ compensation liability.

(h) All deliveries by Buyer set forth in Section 8.3(b) shall have been made.

(i) The simultaneous closing of the Miller Creek Transaction.

Execution Version

7.2 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing, of the following conditions (any one or more of which may be expressly waived by Buyer):

(a) There shall not be issued and in effect any injunction prohibiting consummation of the transactions contemplated herein.

(b) Other than the representations and warranties of Seller contained in Sections 4.1, 4.2, 4.3, 4.4 and 4.5, the representations and warranties of Seller contained in this Agreement shall be true and correct (i) in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect or (ii) in all material respects in the case of any representation or warranty not qualified by materiality or Material Adverse Effect, in each case, on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Sections 4.1, 4.2, 4.3, 4.4 and 4.5, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(c) Seller shall have performed, observed and complied in all material respects with all obligations, agreements, covenants and conditions required by this Agreement to be performed or complied with prior to or at Closing.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e) Buyer shall have received Commitment Letters for each of the Replacement Bonds in form and substance acceptable to Buyer in its sole discretion.

(f) All deliveries by Seller set forth in Section 8.3(a) shall have been made.

(g) Seller has delivered the Parent Guarantee, a copy of which is attached hereto as Exhibit L-1.

(h) Seller shall have arranged for all Encumbrances (other than the Permitted Encumbrances) to be released and discharged at or prior to Closing.

(i) The simultaneous closing of the Miller Creek Transaction.

7.3 Waiver. Except as otherwise provided in Section 6.14, in the event that Seller or Buyer elects to waive any condition precedent to Closing as set forth in Sections 7.1 or 7.2 above, and proceed to Closing, such Party shall have no further recourse against the other Party for the condition so waived.

7.4 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) at the election of the Seller, if any one or more of the conditions to the obligation of Seller to close set forth in Section 7.1 have not been fulfilled as of the scheduled Closing Date, through no fault of Seller, or are not waived by Seller in writing;

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(b) at the election of the Buyer, if any one or more of the conditions to the obligation of Buyer to close set forth in Section 7.2 have not been fulfilled as of the scheduled Closing Date, through no fault of Buyer, or are not waived by Buyer in writing, in which event Buyer shall have no further recourse against Seller;

(c) at the election of the Seller, if the Buyer has breached any representation, warranty, covenant, or agreement contained in this Agreement, which breach would have a Material Adverse Effect on the transactions contemplated by this Agreement and which cannot be or is not cured by the scheduled Closing Date;

(d) at the election of the Buyer, if the Seller has breached any representation, warranty, covenant, or agreement contained in this Agreement, which breach would have a Material Adverse Effect on the transactions contemplated by this Agreement and which cannot be or is not cured by the scheduled Closing Date, in which event Buyer shall have no further recourse against Seller;

(e) at the election of the Buyer or Seller, if any legal proceeding is commenced or threatened by any Governmental Body or other Person directed against the consummation of the Closing and either the Buyer or the Seller, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof, in which event Buyer shall have no further recourse against Seller;

(f) upon the election of Buyer or Seller, if there has been damage or destruction of the Purchased Assets resulting in a Material Adverse Effect after considering application of any applicable Insurance Proceeds, in which event neither Seller nor Buyer shall have any further recourse against the other;

(g) at the election of Seller or Buyer, provided that the terminating Party is not in material default under this Agreement, if the Closing shall not have occurred by August 15, 2016; and

(h) at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer.

If (i) the obligations contained in Sections 7.2(a) - 7.2(d) and 7.2(f) - 7.2(i) have been satisfied prior to the Closing Date, (ii) Seller is not in breach or material default under this Agreement, and (iii) Buyer fails to consummate the transactions contemplated by this Agreement on or prior to a date that is ten (10) days after the Closing Date set forth in Section 8.1, then Seller may terminate this Agreement upon written notice of such election to Buyer, and upon receipt of such notice, Buyer shall pay, or cause to be paid, to Seller an amount equal to $250,000 less any break up fee paid in connection with the termination of the Miller Creek Transaction (the “Break Up Fee”) by wire transfer of immediately available funds to the account designated by Seller within ten (10) days of Seller’s request, which payment obligation shall survive termination and not be extinguished thereby; provided, however, solely in the event

Execution Version

Seller exercises its rights under this paragraph, the payment of the Break Up Fee shall be Seller’s sole and exclusive remedy; provided further nothing herein shall prevent Seller, in the alternative, from electing to pursue any other remedies available to it at law, including equitable relief, compensatory damages and specific performance in lieu of receiving such Break Up Fee.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as otherwise expressly provided herein, including except for the confidentiality provisions of Sections 6.6 and 6.9, and for any indemnity obligations created by Buyer’s activities or inspections related to the Purchased Assets. A Party who validly terminates this Agreement in accordance with this Section 7.4 shall have no liability to the other Party in respect of such termination.

ARTICLE VIII

CLOSING AND POST-CLOSING PAYMENTS

8.1 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m., Eastern Time, on July 25, 2016, at the offices of Steptoe & Johnson PLLC, 707 Virginia Street East, Charleston, WV 25301, or at such other time or place as the Parties shall mutually agree (the “Closing Date”); provided that if all conditions to Closing in Sections 7.1 and 7.2 have not yet been satisfied or waived, then the Closing Date shall be five (5) Business Days after such conditions have been satisfied or waived.

8.2 Settlement Statement. Not less than two (2) Business Days before the Closing Date, Seller shall prepare and provide to Buyer a statement (the “Settlement Statement”) showing any apportionments to be made as of Closing, pursuant to the terms of Section 8.4, that are then known or capable of reasonable estimation using the best information then available, and Seller’s proposed Allocation Schedule.

8.3 Actions at Closing. At the Closing, the following events shall occur, each being a condition precedent to the other and each being declared to have occurred simultaneously with the other:

(a) Seller shall deliver to Buyer the following:

(i)	the Transaction Documents to which Seller or its Affiliates is a party, each duly executed, including the following:

1.	a Special Warranty Deed, substantially in the form attached hereto as Exhibit E-1, conveying all Owned Real Property, and if applicable Land Agreements, to Buyer;

2.	an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit E-2 transferring and assigning all Purchased Permits, Contracts and, if applicable, Land Agreements, to Buyer;

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3.	an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit E-3 transferring and assigning all Coal Leases to Buyer;

4.	a Bill of Sale, substantially in the form attached hereto as Exhibit E-4 transferring all owned Personal Property to Buyer;

5.	pursuant to Section 9.1(c)(iii) or 9.1(c)(iv), the applicable Contract Mining and Reclamation Agreement in the form attached hereto as Exhibit E-5(a) and Coal Sale Agreement in the form attached hereto as Exhibit E-5(b);

6.	pursuant to Section 9.1(c)(v), if applicable, the Contract Reclamation Agreement in the form attached hereto as Exhibit E-6;

7.	the deeds, assignments, bills of sale, and other documents necessary to transfer all of Seller’s right, title, and interest in and to the Purchased Assets to Buyer insofar as any interest in the Purchased Assets are not covered by the items delivered in Sections 8.3(a)(i)1–8.3(a)(i)6, each in a form reasonably acceptable to Buyer and Seller (collectively, the items delivered in Sections 8.3(a)(i)1–8.3(a)(i)7, the “Transfer Documents”);

8.	the Permit Operating Agreement in the form attached as Exhibit D (the “Permit Operating Agreement”);

9.	the Promissory Note for $17,200,000.00 as set forth in Section 3.2(c) in the form attached as Exhibit G (the “Promissory Note”);

10.	the Settlement Statement;

11.	a wire transfer of the portion of the Closing Payment in accordance with Section 3.2(e), and as set forth in the Settlement Statement, in United States dollars and in immediately available funds;

12.	an instrument showing the termination of the MCSA as to the Purchased Assets;

13.	the Transition Services Agreement in the form attached as Exhibit K;

14.	the Parent Guarantee in the form attached as Exhibit L-1;

15.	the Affiliate Guarantee in the form attached as Exhibit L-2;

16.	the Deposit Account Control Agreement, in the form attached as Exhibit M; and

17.	the CAT Equipment Lease in the form attached as Exhibit O.

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(ii)	a good standing certificate or certificate of existence of Seller from the appropriate official of the Seller’s state of incorporation or organization;

(iii)	a certificate duly executed by an authorized corporate officer of Seller, dated as of the Closing, certifying on behalf of each Seller that the conditions set forth in Sections 7.2(b) – 7.2(d) have been fulfilled;

(iv)	a certificate duly executed by the secretary or any assistant secretary of Seller, dated as of the Closing, (A) attaching and certifying on behalf of Seller complete and correct copies of (1) the certificate of incorporation or organization, and the bylaws or operating agreement, as the case may be, of Seller, each as in effect as of the Closing, and (2) the resolutions of the Board of Directors of Seller authorizing the execution, delivery, and performance by such Seller of this Agreement and the transactions contemplated hereby; and (B) certifying on behalf of Seller the incumbency of each officer of such Seller executing this Agreement or any document delivered in connection with the Closing;

(v)	at Closing or as soon as reasonably practical after Closing, copies, or originals if available, of all Records, Coal Leases, Land Agreements, and Purchased Permits, subject to Section 12.10;

(vi)	duly executed and acknowledged releases in recordable form of all Encumbrances (other than Permitted Encumbrances);

(vii)	to the extent obtained in accordance with Section 9.1, original executed copies of its acquired consents to the assignment of Contracts, the Coal Leases, the Owned Real Property, and Land Agreements;

(viii)	a certificate duly executed by an officer of Seller that it is not a “foreign person” within the meaning of Section 1445 of the Code; and

(ix)	all other documents necessary to complete the transactions contemplated by this Agreement as Buyer may reasonably request.

(b) Buyer shall deliver to Seller the following:

(i)	the Transfer Documents required to be signed by Buyer or its Affiliate, each duly executed by Buyer or such Affiliate;

(ii)	the Permit Operating Agreement;

(iii)	the Transition Services Agreement;

(iv)	the Deposit Account Control Agreement;

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(v)	the CAT Equipment Lease;

(vi)	Commitment Letters for each of the Replacement Bonds in form and substance reasonably acceptable to Seller;

(vii)	a good standing certificate or certificate of existence of Buyer from the appropriate official of Buyer’s state of incorporation or organization;

(viii)	a certificate duly executed by an authorized corporate officer of Buyer, dated as of the Closing, certifying on behalf of Buyer that the conditions set forth in Sections 7.1(c) and 7.1(e) have been fulfilled;

(ix)	a certificate duly executed by the secretary or any assistant secretary of Buyer, dated as of the Closing, (A) attaching and certifying on behalf of Buyer complete and correct copies of (1) the certificate of incorporation or organization, and the bylaws or operating agreement, as the case may be, of Buyer, each as in effect as of the Closing, and (2) the resolutions of the Board of Directors of Buyer authorizing the execution, delivery, and performance by Buyer of this Agreement and the transactions contemplated hereby; and (B) certifying on behalf of Buyer the incumbency of each officer of Buyer executing this Agreement or any document delivered in connection with the Closing; and

(x)	all other documents necessary to complete the transactions contemplated by this Agreement as Seller may reasonably request.

8.4 Adjustments to Closing Payment.

(a) All ad valorem taxes, real property taxes, personal property taxes, and similar obligations (“Property Taxes”) with respect to the tax year in which the Closing occurs shall be pro-rated and apportioned as of the Closing Date between Seller and Buyer. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall remit the apportioned amounts consistent with the prior sentence. If the amount of Property Taxes for the year in which Closing occurs has not been fixed or cannot otherwise be determined as of the Closing Date, then the adjustment to the Closing Payment shall be calculated based upon the amount of such taxes for the previous year. After Closing, Buyer shall be solely responsible for payment of all amounts due including past, present, and future Property Taxes upon the Purchased Assets regardless of whether the closing year Property Taxes vary from any estimates used at Closing.

(b) The Parties shall equally split the costs of recording and the costs of the transfer taxes assessed upon the transfer of any of the Purchased Assets.

(c) Buyer shall pay all costs associated with obtaining Replacement Bonds and posting any collateral associated with the foregoing, and shall provide evidence of the same to Seller upon such recording or transfer completion.

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ARTICLE IX

PRIOR APPROVALS

9.1 Consents to Assign. Subject to Section 6.5:

(a) With respect to each Consent set forth in Schedule 4.4, Seller, prior to Closing, shall send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby. For the avoidance of doubt, unless and solely to the extent expressly provided for in this Agreement, the Consent shall not amend or otherwise modify such agreements or place or increase any burden on Buyer.

(b) If Seller fails to obtain a Consent set forth in Schedule 4.4 prior to Closing, Buyer may elect, by written notice to Seller and conditioned upon Seller’s agreement to make such assignment (which shall not be unreasonably withheld, conditioned or delayed), to take an assignment of the Coal Lease, Contract or other agreement that is the subject of such Consent, in which case any Liability that arises due to the failure to obtain such Consent shall be borne by Buyer.

(c) If (i) Seller fails to obtain a Consent set forth in Schedule 4.4 prior to Closing, and (ii) the agreement that is the subject of such Consent is not assigned to Buyer pursuant to Section 9.1(b), then, in each case, the Purchased Asset (or portion thereof) affected by such unobtained Consent shall be excluded from the Purchased Assets to be assigned to Buyer at Closing and governed by the following provisions, as applicable:

(i)	for the applicable agreements identified on Schedule 4.4 as Bucket A, Seller will retain the applicable agreement and all Liabilities associated therewith

(ii)	for the applicable agreements identified on Schedule 4.4 as Bucket B, Seller will surrender or terminate the applicable agreement as soon as possible; provided that for a term not to exceed 1 year following the Closing Date, Buyer agrees to reimburse Seller, or upon request from Seller to pay as and when due directly on behalf of Seller to the appropriate Third Party, any amounts due after Closing for property taxes, annual royalties or other carrying costs required to be paid under the applicable agreement(s) (as in existence on the Closing Date);

(iii)

for the applicable agreements identified on Schedule 4.4 as Bucket C (Herold Lands, et al.), conditioned upon coordination with and approval from Buyer, Seller will request an appropriate revision to remove the property identified in Bucket C from the applicable Purchased Permit(s) at Seller’s expense and (a) in the event the Permit revision is allowed and the property is removed from the applicable Purchased Permit, Seller will retain the applicable agreement and all Liabilities associated therewith, and will seek to terminate the applicable agreement as soon as permitted under the terms thereof, or (b) to the extent a revision to a Permit is not allowed, the Parties will enter into a Contract Mining and Reclamation

Execution Version

Agreement and Coal Sale Agreement in the forms of Exhibit E-5(a) and Exhibit E-5(b), respectively, for the property affected by the Permits for such period of time that the Permit or Permits are not able to be transferred to Buyer. Buyer agrees to reimburse Seller, or upon request from Seller to pay as and when due directly on behalf of Seller to the appropriate Third Party, any amounts due after Closing under the applicable agreement(s) (as in existence as of the Closing Date); and

(iv)	for the applicable agreement identified on Schedule 4.4 as Bucket D (Osborne Properties), Seller and Buyer will enter into a contract mining and reclamation agreement in the form attached as Exhibit E-5(a) and a coal sale agreement in the form attached as Exhibit E-5(b) in which Buyer will agree to conduct all mining and reclamation activities required by the applicable agreement and Applicable Law; and Buyer agrees to reimburse Seller, or upon request from Seller to pay as and when due directly on behalf of Seller to the appropriate Third Party, any amounts due after Closing under the applicable agreement(s); and

(v)	for the applicable agreement identified on Schedule 4.4 as Bucket E (Imperial Colliery), Seller and Buyer will enter into a contract reclamation agreement in the form attached as Exhibit E-6 in which Buyer will agree to conduct all reclamation activities required by the applicable agreement and Applicable Law; and Buyer agrees to reimburse Seller, or upon request from Seller to pay as and when due directly on behalf of Seller to the appropriate Third Party, any amounts due after Closing under the applicable agreement(s) (as in existence as of the Closing Date).

If a Permit is not transferred due to an unobtained Consent for the leases identified on Schedule 4.4 as Buckets D and E, Buyer will commence and diligently pursue replacing the bond relevant to the Permit, even if the Permit remains in the name of Seller, and until such bond is issued, Buyer will provide to Seller a performance bond issued by a surety company reasonably acceptable to Seller; provided that Seller acknowledges that the surety company that has issued, or is issuing, the Replacement Bonds shall be deemed reasonably acceptable to Seller.

(d) In the event that any such Consent (with respect to a Coal Lease, Contract or other agreement excluded pursuant to Section 9.1(c)) that was not obtained prior to Closing is obtained within 180 days following the Closing Date, then, on the tenth Business Day after such Consent is obtained, Seller shall assign the Coal Lease, Contract or other agreement, in each case, pursuant to an instrument in substantially the same form as the applicable Transfer Document and the Parties shall terminate the arrangement entered into pursuant to Section 9.1(c).

(e) If the transfer from Seller to Buyer of rights and obligations attempted pursuant to the instruments described in Section 9.1(c)(iii) has been, or if Seller and Buyer reasonably determine that such transfer may be, successfully challenged, the Parties agree to terminate the applicable agreement and such transfer of rights and obligations, and thereafter Seller shall be responsible for any further costs or expenses associated with the Coal Lease, Contract or other agreement that was the subject of such transfer. If any such transfer is challenged and Seller and

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Buyer, acting reasonably, do not agree whether such challenge may be successful, either Party may elect (at its sole cost) to defend such challenge, on behalf of both Parties (provided that the non-defending Party fully and in good faith cooperates in such defense), by delivering written notice to the other Party within thirty (30) days following the date both Parties have received notice of the challenge; provided that if neither Party makes such election, then Buyer shall have the right to terminate the applicable agreement upon delivery of written notice to Seller within five (5) Business Days following the expiration of the 30-day notice period outlined in this sentence and thereafter (i) Seller will diligently seek to terminate or surrender such Coal Lease, Contract or other agreement as soon as reasonably practicable and (ii) Buyer will compensate Seller for any further property taxes, annual royalties or other carrying costs required to be paid pursuant to the Coal Lease, Contract or other agreement that was the subject of such transfer (as it existed at the time of the termination of the agreement entered into pursuant to Section 9.1(c)(iii)) for up to three (3) years following the termination of the agreement entered into pursuant to Section 9.1(c)(iii).

(f) If the transfer from Seller to Buyer of rights and obligations attempted pursuant to the instruments described in Sections 9.1(c)(iv) or 9.1(c)(v) has been, or if Seller and Buyer reasonably determine that such transfer may be, successfully challenged, the Parties agree to terminate the applicable agreement and such transfer of rights and obligations, and thereafter Seller shall be responsible for any further costs or expenses associated with the Coal Lease, Contract or other agreement that was the subject of such transfer, and the Promissory Note shall be reduced by the applicable amount set forth in Schedule 9.1(f) less the amount of costs and expenses expended by Buyer from the Closing Date through the date of such termination on (i) property taxes, annual royalties or other carrying costs required to be paid thereunder, and (ii) satisfaction of any Reclamation Liabilities related to, in each case, the applicable Coal Lease, Contract or other agreement, and such reduction shall be applied against the latest annual installment payment due under the Promissory Note first, and then applied to the next latest annual installment payment due until the reduction has been fully credited. If any such transfer is challenged and Seller and Buyer, acting reasonably, do not agree whether such challenge may be successful, either Party may elect (at its sole cost) to defend such challenge, on behalf of both Parties (provided that the non-defending Party fully and in good faith cooperates in such defense), by delivering written notice to the other Party within thirty (30) days following the date both Parties have received notice of the challenge; provided that if neither Party makes such election, then Buyer shall have the right to terminate the applicable agreement upon delivery of written notice to Seller within five (5) Business Days following the expiration of the 30-day notice period outlined in this sentence and thereafter Seller shall be responsible for any further costs or expenses associated with the Coal Lease, Contract or other agreement that was the subject of such transfer, and the Promissory Note shall be reduced by the applicable amount set forth in Schedule 9.1(f) less the amount of costs and expenses expended by Buyer from the Closing Date through the date of such termination on (i) property taxes, annual royalties or other carrying costs required to be paid thereunder, and (ii) satisfaction of any Reclamation Liabilities related to, in each case, the applicable Coal Lease, Contract or other agreement, and such reduction shall be applied against the latest annual installment payment due under the Promissory Note first, and then applied to the next latest annual installment payment due until the reduction has been fully credited.

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9.2 Risk of No Approval. The risk of nonapproval of assignments of the Purchased Permits shall be upon Buyer, except to the extent that such nonapproval arises from or relates to Seller’s breach of any representation, warranty or covenant of Seller in this Agreement. Seller shall have no obligation to resume possession of, or responsibility for, the Purchased Assets if Buyer is unsuccessful in obtaining approval of all or any of the assignments of the Purchased Permits as long as such lack of success does not arise from or relate to Seller’s breach of a material representation, warranty or covenant of Seller in this Agreement.

9.3 Permit Boundary Resolution. In the event it is determined that (a) a Coal Lease not listed on Schedule 4.4 requires a Consent to transfer and such Consent is not obtained, and (b) the property covered by such Coal Lease is part of the property covered by a Purchased Permit which cannot be transferred due to the failure to obtain such Consent, the Parties will determine if such Coal Lease can be the subject of (i) a Contract Mining Agreement and a Coal Sale Agreement in the forms of Exhibit E-5(a) and Exhibit E-5(b), respectively, or (ii) a Contract Reclamation Agreement in the form of Exhibit E-6, without violating the terms and provisions of such Coal Lease. If both options (i) and (ii) would violate the terms and provisions of such Coal Lease, Seller shall, at its expense but with Buyer’s cooperation, either (a) retain the right to operate on such property in order to comply with Seller’s obligations under such Coal Lease, including those obligations arising under the Purchased Permit, or (b) in the most expeditious manner and using commercially reasonable efforts, attempt to complete an incidental boundary revision, an overpermit, an overlap or another similar permitting action, in each case reasonably acceptable to Buyer, to remove the property covered by such Coal Lease from the Purchased Permit.

ARTICLE X

INDEMNIFICATION

10.1 Obligations of Seller. Effective as of the Closing, Seller shall, jointly and severally, indemnify, defend and hold harmless Buyer, its Affiliates and their respective directors, officers, managers, members, shareholders, agents, representatives and subsidiaries (collectively, the “Buyer Indemnified Parties”), from and against any and all Claims, demands or suits (by any party, including any Governmental Body), and associated losses, Liabilities, damages, obligations, payments, settlements, costs, fees and expenses (including the costs and expenses of investigating any of the same, or in asserting, presenting or enforcing any of its respective rights hereunder, or defending any and all actions, suits, proceedings, demands and assessments which shall include reasonable attorneys’ fees and court costs) (collectively, the “Losses”) resulting from, relating to, arising out of, or incurred in connection with any of the following:

(a) Any breach by Seller of any of Seller’s representations and warranties contained in this Agreement or the Transaction Documents;

(b) Any breach by Seller of any of Seller’s covenants, agreements or obligations contained in this Agreement or the Transaction Documents

(c) All Retained Liabilities; and

(d) Any injury to, or death of, any Person or for damage to property arising in any way from the access afforded to Seller hereunder or the exercise by Seller of its rights hereunder, unless the injury, death or damage arises from Buyer’s gross negligence or willful misconduct.

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10.2 Obligations of Buyer. Effective as of Closing, Buyer shall indemnify, defend, and hold harmless Seller, its Affiliates and their respective directors, officers, managers, members, shareholders, agents, representatives and subsidiaries (“Seller Indemnified Parties”), from and against any and all Losses resulting from, relating to, arising out of or incurred in connection with any of the following:

(a) Any breach by Buyer of any of Buyer’s representations and warranties contained in this Agreement or the Transaction Documents;

(b) Any breach by Buyer of any of Buyer’s covenants, agreements or obligations contained in this Agreement or the Transaction Documents;

(c) All Assumed Liabilities;

(d) Any injury to, or death of, any person or for damage to property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer in connection with its on-site inspection of the Purchased Assets unless the injury, death, or damage arises from Seller’s gross negligence or willful misconduct;

(e) Buyer Operations post-Closing, including Buyer’s obligations regarding post-closing operations under the Purchased Permits; and

(f) Until the Seller Bonds posted with respect to all Purchased Permits have been released, any draw on such Seller Bonds after Closing related to or arising out of the Reclamation Liabilities that are Assumed Liabilities or that result from Buyer Operations after Closing.

10.3 Indemnity Procedures.

(a) Notwithstanding any provision to the contrary included in this Article X, each Party hereto waives the right, for itself and its respective Affiliates, to be indemnified by the other Party hereto to the extent of any insurance proceeds or other recovery it receives with respect to the liabilities for which indemnification would otherwise be required hereunder. (For the purposes of this paragraph, insurance proceeds shall not include any payments received pursuant to an insurance program under which the Party seeking indemnification or an Affiliate of such Party bears the ultimate cost.)

(b) A Party claiming indemnification under this Article X (the “Indemnitee”) shall notify in writing the Party from whom indemnification is claimed (the “Indemnitor”) in specific detail of the nature, basis and estimated amount of the claim within a reasonable time after discovery by the Indemnitee of the basis therefore or the assertion thereof by a Third Party against the Indemnitee (“Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnitee (a “Third Party Claim”), the Indemnitor shall provide its Claim Notice promptly after the Indemnitee has actual knowledge of the Third

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Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnitee to give notice of a Third Party Claim as provided in this Section 10.3(b) shall not relieve the Indemnitor of its obligations under this Article X (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnitor to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnitor’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) Notice of a claim filed in any court or administrative agency, or submitted to arbitration, shall be given the Indemnitor within ten (10) days of the Indemnitee’s receipt of knowledge of such filing but failure to provide notice within the ten (10) days shall not result in forfeiture of indemnification rights except to the extent that the ability of the Indemnitor to defend against the claim is materially impaired. In the event of a notice by the Indemnitee to the Indemnitor of a Third Party Claim, the Indemnitor shall have twenty (20) days after receipt thereof in which to admit or deny responsibility for indemnification of the Indemnitee by written notice to the Indemnitee, and

(i)	as to claims with respect to which the Indemnitee and the Indemnitor may share responsibility, each Party may elect to participate in the defense of the claim through counsel of its choice and at its expense, and neither Party shall settle or compromise the claim without the consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed);

(ii)	if the Indemnitor denies responsibility or fails to admit or deny responsibility for a claim within twenty (20) days of the notice, the Indemnitee shall have the sole option, upon approval of the Indemnitor (which approval shall not be unreasonably conditioned, withheld or delayed), and right to defend the claim, including the right to settle or compromise the claim, by counsel of its choice; and

(iii)

except with respect to a claim as to which the Indemnitee and the Indemnitor share responsibility, if the Indemnitor admits responsibility for indemnification, the Indemnitor may at the same time elect to control the defense of the claim by counsel of its choice and at its expense, which counsel shall consult with the Indemnitee or its counsel at the Indemnitor’s expense, and except as limited herein shall in such case have the right to settle or compromise the claim as the Indemnitor deems fit, and the Indemnitee shall cooperate in such defense and agree to and accept any money settlement or compromise approved by the Indemnitor; provided, however, that, if the settlement or compromise involves something other than a money settlement or compromise which would in any way be binding on the actions or assets of the Indemnitee, the Indemnitor shall not be entitled to settle or compromise the claim without the consent of the Indemnitee (which consent shall not be unreasonably

Execution Version

withheld, conditioned or delayed). If the Indemnitor does not so elect to control the defense, the Indemnitee shall appear and defend the claim by counsel of its choice, and the Indemnitor may participate in such defense by counsel of its choice at its expense, which counsel shall be consulted by and shall assist counsel for the Indemnitee, in which case the Indemnitor shall reimburse the Indemnitee for its reasonable legal fees and expenses on a monthly basis; provided, however, that the Indemnitee shall not be entitled to settle or compromise such claim without the consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed).

10.4 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Closing Payment for Tax purposes, unless otherwise required by Applicable Law; provided that, any indemnification payments by an Indemnitor under this Agreement with respect to any Claim shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of any such claim by a Seller Indemnified Party or a Buyer Indemnified Party, as applicable.

ARTICLE XI

REMEDIES AND SURVIVAL

11.1 Survival. The representations and warranties contained in this Agreement and in any certificates or documents delivered at Closing in connection with the transactions contemplated hereby contained shall survive the Closing until the date that is fifteen (15) months following the Closing, after which time such representations and warranties shall terminate and have no further force or effect and no Claim, including a Claim for indemnity, arising from a breach thereof may be made, except as otherwise provided in this Article XI; provided, however, that

(a) the representations and warranties contained in Section 4.1 (Corporate Standing), Section 4.2 (Authorization), Section 4.6 (Brokers’ Fees), Section 5.1 (Corporate Standing), Section 5.2 (Authorization) and Section 5.3 (Brokers’ Fees), shall survive the Closing and remain in full force and effect indefinitely following the Closing,

(b) the representations and warranties contained in Section 4.13 (Environmental Matters) shall survive the Closing until the date that is three (3) years following the Closing, and

(c) the representations and warranties contained in Section 4.14 (Taxes) shall survive until the expiration of the applicable statute of limitations for such matters, after which time such representations and warranties shall terminate and have no further force or effect (and no Claim, including a Claim for indemnity, asserting a breach thereof may be made, except as otherwise provided herein).

The period of time a representation or warranty survives the Closing pursuant to this Section 11.1 shall be the “Survival Period” with respect to such representation or warranty. The obligation to provide indemnification based upon representations or warranties contained herein shall expire at the end of the applicable Survival Period; provided that in the event notice of any claim for indemnification under this Section 11.1 shall have been given within the applicable

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Survival Period (and with reasonable specificity) and such claim has not been finally resolved by the expiration of such Survival Period, the representations or warranties that are the subject of such claim shall survive with respect to such claim until such claim is finally resolved. For the avoidance of doubt, (x) all covenants and agreements contained herein and (y) the obligations in Sections 10.1(b)-10.1(d) and Sections 10.2(b)-10.2(f), and the respective indemnity obligations associated therewith, shall survive the Closing indefinitely or for the period explicitly specified therein.

11.2 Limitation on Indemnification.

(a) The obligation of Seller to indemnify in accordance with Section 10.1(a), shall be subject to the following limitations:

(i)	Seller shall not be required to provide indemnification pursuant to Section 10.1(a) unless the aggregate amount of Losses incurred in respect of all Claims against Seller for indemnification under Section 10.1(a) (“Buyer Claims”) exceeds $175,000.00 (the “Basket”), provided, that once the Basket has been exceeded, the Buyer Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Basket;

(ii)	In no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 10.1(a) exceed $2,000,000; and

(iii)	Buyer may make a Buyer Claim for breach of Section 4.7 only if (A) Buyer has identified Omitted Assets for Seller to transfer to Buyer pursuant to Section 6.13 and (B) Seller has refused or failed to transfer title within a period of thirty (30) days following (1) notice from Buyer of the Omitted Assets and (2) receipt of any required Consent.

Notwithstanding anything contained herein to the contrary, the limitations contained in Section 11.2(a) shall not apply to Buyer Claims under Section 10.1 for breach of representations or warranties contained in Section 4.1 (Corporate Standing), Section 4.2 (Authorization), Section 4.6 (Brokers’ Fees), Section 4.9 (Compliance with Laws and Regulations), Sections 4.13(a)(i) and 4.13(a)(ii) (Environmental Matters) and Section 4.14 (Taxes). For the avoidance of doubt, as to any matter for which a Party can assert, or could have asserted, a Claim pursuant to Article X, the indemnity process set forth in Article X, subject to the limitations of this Article XI, shall be the sole and exclusive remedy available to such Party, unless an alternative remedy or procedure is expressly set forth in relation to the subject which is the basis of the Claim.

ARTICLE XII

MISCELLANEOUS

12.1 Assignment. This Agreement and the rights hereunder shall not be assignable in whole or in part by Buyer or Seller without the prior written consent of the other parties hereto, which may be withheld in their sole discretion for any reason; provided, however, that Buyer shall be entitled to assign this Agreement and its rights hereunder, in whole or part, to any of its Affiliates without any consent from Seller, but Buyer shall not be relieved from any liability hereunder as a result of such assignment.

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12.2 Notices. All notices, payments and other communications required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U. S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission or electronic mail as follows:

Seller:	CONSOL Energy Inc.
1000 CONSOL Energy Drive
Canonsburg, PA 15317
Attn: Legal Department

With a copy to:	Steptoe & Johnson PLLC
707 Virginia Street, East, 17th Floor
Charleston, WV 25301
Attn: Ryan J. Morgan
Fax: 304-933-8758
Email: ryan.morgan@steptoe-johnson.com

Buyer:	Southeastern Land, LLC
81 Enterprise Drive
Debord, KY 41214
Attn: James H. Booth
Fax: (606) 298-7048
Email: jbooth@czarky.net

With a copy to:	Southeastern Land, LLC
Legal Department
2408 Sir Barton Way, Suite 325
Lexington, KY 40509
Attn: General Counsel

and:	Frost Brown Todd LLC
Lexington Financial Center
250 W. Main Street, Suite 2800
Lexington, KY 40507-1749
Attn: Jeff Hallos
Fax: (859) 244-3256
Email: jhallos@fbtlaw.com

All notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, (ii) if by certified or registered mail, on the date delivered to the United States Postal Service as shown on the receipt and (iii) in the case of facsimile or electronic mail, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested and first-class postage prepaid) or by nationally recognized overnight courier who guarantees next business day delivery. A Party may change its address from time to time by notice to the other Party.

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12.3 Expenses and Fees. Each Party hereto agrees to pay, without right of reimbursement from the other, the costs incurred by it incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by it in connection with the negotiation of this Agreement and the consummation of the transactions contemplated herein.

12.4 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and permitted assigns.

12.5 Waiver. Buyer or Seller, by written notice to the other, may (i) extend a time for performance of any of the obligations or other actions of the other Party under this Agreement; (ii) waive by express written waiver any inaccuracy in the representations or warranties of the other Party contained in this Agreement or any document delivered pursuant to this Agreement; (iii) waive by express written waiver any compliance with the conditions or covenants of the other Party contained in this Agreement; or (iv) waive or modify by express written waiver or agreement performance of any of the obligations performed by the other Party under this Agreement. Except as provided in this section, no action taken pursuant to this Agreement (including the acts taken at the Closing) shall be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and shall not operate or be construed as a waiver of any subsequent breach of a similar or dissimilar nature.

12.6 Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto and the Confidentiality Agreement, all of which are incorporated herein and made a part hereof by this reference) (i) supersedes any other agreements, whether written or oral, that may have been made or entered into by any of the Parties hereto (or by any director, officer or representative of such parties) relating to the matter contemplated hereby; and (ii) constitutes the entire agreement by and between the Parties hereto, and there are no representations, warranties, covenants, agreements or commitments except as expressly set forth herein.

12.7 Amendments, Supplements. This Agreement may be amended or supplemented at any time only by an additional written agreement executed by the Parties hereto.

12.8 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, which provisions shall be enforced to the maximum extent permitted by law and construed in a fashion to effectuate best the provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.9 Governing Law. This Agreement and the legal relations among the Parties hereto shall be governed by and construed in accordance with the substantive laws of the State of Delaware without giving effect to the principles of conflict of laws thereof, except for matters of real property law which shall be governed by and construed in accordance with the substantive laws of the State of West Virginia without giving effect to the principles of conflict of laws thereof.

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12.10 Records.

(a) Pursuant to Section 8.3(a)(v), Seller shall deliver or cause to be delivered to Buyer all Records that are in its possession and included in the Purchased Assets, subject to the provisions of this Section 12.10.

(b) Seller may retain the originals of those Records relating to any Excluded Assets, and Tax and accounting matters and provide Buyer with copies of such Records, and provided further, Seller may retain original records relating to property affected by a Contract Mining Agreement, Coal Sale Agreement or Contract Reclamation Agreement if it provides copies of such Records to Buyer.

(c) Buyer, for a period of three (3) years following the Closing, shall retain the Records (six (6) years for Records relating to pre-Closing Taxes of Seller), and in order to facilitate the resolution of any claims made against or incurred by Seller, or for any other reasonable purpose, provide Seller, its Affiliates, and their respective officers, employees and representatives, with access to the Records relating to periods prior to the Closing during normal business hours for review and copying at Seller’s expense.

12.11 Waiver of Trial by Jury. Seller and Buyer, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any liabilities or proceedings arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the Parties with respect to this Agreement or the transactions related hereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Buyer hereby agree that any such liabilities or proceedings shall be decided by a court trial without a jury and that any Party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other Party or Parties hereto to waiver of its or their right to trial by jury.

12.12 Time of Essence. Time is of the essence to the performance of the obligations set forth in this Agreement.

12.13 Execution and Counterparts. This Agreement may be executed in two or more counterparts, each which shall be deemed an original, but all of which together shall constitute one and the same agreement. Any signature hereto delivered by a Party by facsimile transmission or other electronic transmission shall be deemed an original signature hereto.

12.14 Titles and Headings. Titles and headings to paragraphs herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.15 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person or entity other than the Parties hereto and their successors and assigns any right or remedies by reason of this Agreement as a Third Party beneficiary or otherwise.

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12.16 Further Assurances. The Parties agree from time to time to execute such additional documents as are necessary to effect the intent of the Parties as manifested by this Agreement.

12.17 Exhibits. All Exhibits and Schedules to this Agreement shall constitute part of this Agreement and shall be deemed to be incorporated in this Agreement by reference and made a part of this Agreement as if set out in full at the point where first mentioned. Notwithstanding anything to the contrary contained in this Agreement or in the Exhibits or Schedules attached hereto, the information contained in any Exhibit or Schedule shall be deemed to be disclosed and incorporated by reference in any other Exhibit or Schedule as though fully set forth in such other Exhibit or Schedule for which the applicability of such information is reasonably apparent on the face of such information; provided that the inclusion of matters or information on any Exhibit or Schedule shall not be deemed evidence of its materiality.

12.18 Public Announcements. The Parties shall not make any press releases or public announcements about this Agreement or the Closing of the transactions contemplated hereby without prior written consent of the other Parties, which shall not be unreasonably withheld.

12.19 Remedies. Except as otherwise expressly provided herein, including the limitations provided in Section 11.2, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Applicable Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The foregoing right shall include the right of a party to seek specific performance of any other party’s obligations under this Agreement, including the right of any party to seek specific performance of the other party’s obligations to effect the Closing, and the parties’ right to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, shall be without the need of posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Applicable Law or in equity.

12.20 Nonrecourse Nature of Obligations. Except for Person(s) who are parties to the Parent Guarantee, the Affiliate Guarantee, and/or the Performance Guarantee, notwithstanding any other provision of the Agreement or the Transfer Documents or other document relating thereto, no Person who is not a Party, including any partner, shareholder, officer, director, agent or employee of a Party or of an Affiliate of a Party, shall have any personal liability whatsoever for any obligations or liabilities arising under, in connection with or related to this Agreement or such Transfer Documents or any claim based on, in respect of, or by reason of this Agreement or such Transfer Documents.

12.21 Relationship of Parties. The Parties acknowledge and agree that neither this Agreement, the Transfer Documents nor any documents or writings executed in connection herewith shall be construed as creating any partnership, joint venture, co-venture, or other business combination or a fiduciary relationship or obligations between the Parties or with any other person or entity.

12.22 Attorneys’ Fees. In the event suit or action is instituted to interpret or enforce the terms of this Agreement or to rescind this Agreement, the prevailing Party shall be entitled to recover from the other Party such sum as the court may adjudge reasonable as attorneys’ fees at trial, on any appeal, and on any petition for review, and in any bankruptcy proceedings related to this Agreement, in addition to all other sums provided by law.

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12.23 Drafters of Agreement. This Agreement has been jointly negotiated and drafted by the Parties at arm’s length, and each Party has had ample opportunity to consult with independent legal counsel. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption of burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

[signature pages follow]

Execution Version

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives the day and year first above written.

SELLER:

AMVEST WEST VIRGINIA COAL, L.L.C.,
a West Virginia limited liability company

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Its:	Manager

BRAXTON-CLAY LAND & MINERAL, INC.,
a West Virginia corporation

By:	/s/ William D. Gillenwater
Name:	William D. Gillenwater
Its:	Vice President

NICHOLAS-CLAY LAND & MINERAL, INC.,
a Virginia corporation

By:	/s/ William D. Gillenwater
Name:	William D. Gillenwater
Its:	Vice President

PETERS CREEK MINERAL SERVICES, INC.,
a Virginia corporation

By:	/s/ William D. Gillenwater
Name:	William D. Gillenwater
Its:	Vice President

Signature Page – Fola Purchase and Sale Agreement

Execution Version

TERRY EAGLE LIMITED PARTNERSHIP,
a West Virginia limited partnership

By: TEAGLE COMPANY, L.L.C., its general partner

By:	/s/ William D. Gillenwater
Name:	William D. Gillenwater
Its:	Vice President

TERRY EAGLE COAL COMPANY, L.L.C.,
a West Virginia limited liability company

By:	/s/ William D. Gillenwater
Name:	William D. Gillenwater
Its:	Vice President

FOLA COAL COMPANY, L.L.C.,
a West Virginia limited liability company

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Its:	President

LITTLE EAGLE COAL COMPANY, L.L.C.,
a West Virginia limited liability company

By:	/s/ William D. Gillenwater
Name:	William D. Gillenwater
Its:	Vice President

VAUGHAN RAILROAD COMPANY,
a West Virginia corporation

By:	/s/ William D. Gillenwater
Name:	William D. Gillenwater
Its:	Vice President

Signature Page – Fola Purchase and Sale Agreement

Execution Version

BUYER:

SOUTHEASTERN LAND, LLC,
a Kentucky limited liability company

By:	/s/ James H. Booth
Name:	James H. Booth
Its:	President

Signature Page – Fola Purchase and Sale Agreement

Execution Version

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Map of Mine Areas
Exhibit B	List of Seller Bonds
Exhibit C	Allocation Schedule
Exhibit D	Permit Operating Agreement
Exhibit E-1	Special Warranty Deed Form
Exhibit E-2	Purchased Permits, Contracts, and Land Agreements, Assignment and Assumption Agreement Form
Exhibit E-3	Coal Leases Assignment and Assumption Agreement Form
Exhibit E-4	Bill of Sale Form
Exhibit E-5(a)	Contract Mining and Reclamation Agreement
Exhibit E-5(b)	Coal Sale Agreement
Exhibit E-6	Contract Reclamation Agreement
Exhibit F	[Reserved]
Exhibit G	Promissory Note
Exhibit H	[Reserved]
Exhibit I	Escrow Agreement
Exhibit J	Map of Restricted Area
Exhibit K	Transition Services Agreement
Exhibit L-1	Form Parent Guarantee
Exhibit L-2	Form Affiliate Guarantee
Exhibit M	Deposit Account Control Agreement
Exhibit N	Contract to Construct Ike Fork Bioreactor
Exhibit O	CAT Equipment Lease

Schedule 2.1(a)	Owned Real Property
Schedule 2.1(b)	Land Agreements
Schedule 2.1(c)	Coal Leases
Schedule 2.1(d)	Purchased Permits
Schedule 2.1(e)	Contracts
Schedule 2.1(f)	Personal Property
Schedule 2.2(f)	Excluded Contracts
Schedule 2.4(e) – PART I	Retained Liabilities
Schedule 2.4(e) – PART II	Exceptions to Retained Liabilities
Schedule 3.3	Payments to Obtain Consents
Schedule 4.3	Conflicts
Schedule 4.4	Consents
Schedule 4.5	Pending Litigation
Schedule 4.9(a)	Non-Compliance with Applicable Laws
Schedule 4.9(b)	Non-Compliance with Surface Mining Laws
Schedule 4.9(c)	Outstanding Permit Applications
Schedule 4.9(e)	Citations
Schedule 4.10	Non-Compliance with Safety Laws
Schedule 4.12(a)	Third Party Claims to Owned Real Property
Schedule 4.12(b)	Leasehold Property Assignments and Amendments

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Schedule 4.12(e)	Recoupable Payments
Schedule 4.13(a)	Environmental Matters
Schedule 4.14	Taxes
Schedule 4.15	Material Damage to Purchased Assets
Schedule 4.16	Personal Property Value at or More Than $10,000
Schedule 6.1	Ordinary Course of Business Exceptions
Schedule 6.3(c)	Restriction on Acquisition of Property and Non-Solicitation Exceptions
Schedule 6.18	4.1-mile Area Map
Schedule 6.21	CAT Leases
Schedule 7.1(b)	Seller Guaranty Obligations to be Released
Schedule 9.1(f)	Potential Promissory Note Reduction for Consent Leases
Schedule I(a)	Knowledge of Seller
Schedule I(b)	Knowledge of Buyer
Schedule I(c)	Mine Plan

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APPENDIX I

DEFINITIONS

“Acquisition Proposal” has the meaning given in Section 6.3(b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, Notice of Violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of the preceding sentence, “control” (including, with its correlative meaning, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities, credit arrangement, partnership or other ownership interests, by contract or otherwise.

“Agreement” means this Purchase and Sale Agreement, the Exhibits, and the Schedules attached hereto (all of which Exhibits and Schedules shall be deemed to be incorporated herein by reference and made a part hereof as if set out in full herein), and all agreements or instruments executed in connection herewith or delivered pursuant hereto.

“Allocation Schedule” has the meaning given in Section 3.5.

“Allowances” means any and all authorizations or rights granted, authorized, or sold under any domestic, international, or foreign program, scheme, or organization or law, statute, regulation, or order, adopted by a Governmental Body or otherwise, or other similar program, public or private, whether existing now or in the future, whether mandatory or voluntary, that authorizes, limits, restricts or permits the emission of a specified quantity of greenhouse gases (including, without limitation, carbon dioxide, methane, nitrous oxide, perfluoro-carbons, hydro fluorocarbons, sulphur hexafluoride or other gas, matter or substance that is otherwise classified as a greenhouse gas) during, for, or with respect to a given compliance period, including under a mandatory cap and trade program. Allowances do not include Energy Credits.

“Applicable Law” means any applicable statute, law (including any obligation arising under the common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Body.

“Assumed Liabilities” has the meaning given in Section 2.3.

“Basket” has the meaning given in Section 11.2(a)(i).

“Black Lung Liabilities” means any liability or benefit obligations related to black lung claims and benefits under the Black Lung Benefits Act, any similar state or local law, and occupational pneumoconiosis, silicosis or other lung disease liabilities and benefits arising under Applicable Law.

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“Break Up Fee” has the meaning given in Section 7.4(h).

“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Southpointe, Pennsylvania are authorized by Applicable Law to close.

“Buyer” has the meaning given in the Preamble.

“Buyer Claims” has the meaning given in Section 11.2(a)(i).

“Buyer Indemnified Parties” has the meaning given in Section 10.1.

“Buyer Operations” has the meaning given in Section 6.12(b).

“CAT Equipment” has the meaning given in Section 6.21.

“CAT Equipment Lease” has the meaning given in Section 6.21.

“CAT Financial” has the meaning given in Section 6.21.

“CAT Financing Instrument(s)” has the meaning given in Section 6.21.

“CAT Leases” has the meaning given in Section 6.21.

“CAT Purchase Amount” has the meaning given in Section 6.21.

“CBM” means all occluded methane gas and all associated natural gas and other hydrocarbons of whatever quality or quantity produced or emitted from coalbeds or coal formations and seams and any related, associated or adjacent rock material or strata. For the avoidance of doubt, the term “CBM” shall expressly include all substances commonly known as “coalbed methane,” “coal mine methane,” “gob gas,” and “occluded gas.”

“Claim” means any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable out-of-pocket fees, including attorneys’ fees) arising out of or as a consequence of whether direct or indirect, a given transaction or occurrence.

“Claim Notice” has the meaning given in Section 10.3(b).

“Closing” has the meaning given in Section 8.1.

“Closing Date” has the meaning given in Section 8.1.

“Closing Payment” has the meaning given in Section 3.2.

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“Coal Act” means the Coal Industry Retiree Health Benefit Act.

“Coal Leases” has the meaning given in Section 2.1(c).

“Code” means the Internal Revenue Code.

“Commitment Letter” means a binding commitment, subject to reasonable exceptions and limitations, that the issuing surety entity will issue and deliver the bond(s) referenced therein to the State of West Virginia to cover performance of Buyer under the applicable Purchased Permit(s) upon payment of the sum(s) set forth therein.

“Cone and Noble Surface Use Agreements” has the meaning given in Section 2.5.

“Confidentiality Agreement” has the meaning given in Section 6.6(a).

“Consent” has the meaning given in Section 4.4.

“Contracts” has the meaning given in Section 2.1(e).

“Deposit Account Control Agreement” has the meaning given in Section 3.2(d).

“Effective Time” means 12:01 AM (Eastern Time) on the Closing Date.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, attachment, judgment, easement, right of way, servitude, covenant, encroachment, exception, reservation, lease, restriction, permit, condition, claim, charge, defect, hypothecation, or irregularity, encumbrance or any other adverse claim or similar encumbrance whatsoever.

“Energy Credits” shall mean any and all ERCs and RECs.

“Environmental Laws” means any Applicable Law relating to (i) the protection, preservation or conservation of the environment or natural resources, (ii) the protection of human health and safety as it pertains to exposure to Hazardous Substances or (iii) the handling, use, presence, transport, disposal, treatment, storage, release, discharge or threatened release or discharge of any Hazardous Substance.

“Environmental Liability” means any Liability (a) resulting from or attributable to the actual or threatened Releases of Hazardous Substances into the environment or resulting from or attributable to exposure to Hazardous Substances; (b) resulting from or attributable to the generation, manufacture, processing, distribution, use, treatment, storage, Release or threatened Release, transport, or handling of Hazardous Substances; or (c) otherwise arising under or related to Environmental Laws or the violation thereof.

“Environmental Permits” has means all permits that are required under any Environmental Law.

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“ERCs” (an acronym for emission reduction credits) shall mean any and all credits, attributes, benefits, offsets, reductions, rights (including registration, trading and recording rights), or indicia, however entitled, for or relating to the reduction, mitigation, or control of greenhouse gas emissions, including, without limitation, carbon dioxide, methane, nitrous oxide, perfluoro-carbons, hydro fluorocarbons, sulphur hexafluoride or other gas, matter or substance directly or indirectly arising out of or related to the production, use, sale, capture, flaring, burning, destruction, processing, conversion, utilization, fueling, storage or sequestration of Oil and Gas (including, without limitation, CBM and VAM) in respect of the Oil and Gas that now or hereafter qualifies for recognition by or under any domestic, international or foreign emissions reduction or emissions quantification, certification or reporting program, scheme or organization or law, statute, regulation or order, adopted by a Governmental Body or otherwise, or other similar program, public or private, whether existing now or in the future, whether mandatory or voluntary, including without limitation any program under which any direct or indirect benefit is given for reduction in greenhouse gas emissions (each, an “ERC Program”). Without limiting the generality of the foregoing, ERCs include (i) those environmental or greenhouse gas emission reduction credits based on the production, use, sale capture, flaring, burning, destruction, processing, conversion, utilization, fueling, storage or sequestration of Oil and Gas (including, without limitation, CBM and VAM) in lieu of venting such to the atmosphere or otherwise disposing of or using such under any ERC Program or REC Program and (ii) all rights relating to Oil and Gas that would be recognized as beneficial or of value in the event that any Governmental Body imposed any tax, levy, surcharge, cap, or other imposition or limitation on emissions of air pollutants or particulates, including greenhouse gases, or on products or services that are related to such emissions, including, without limitation, any “carbon tax.” ERCs do not include Allowances.

“Escrow Agent” has the meaning given in Section 3.1.

“Escrow Agreement” has the meaning given in Section 3.1.

“Escrow Payment” has the meaning given in Section 3.1.

“Excluded Assets” has the meaning given in Section 2.2.

“Excluded Minerals” has the meaning given in Section 2.2(q).

“Excluded Oil and Gas” has the meaning given in Section 2.2(q).

“Execution Date” has the meaning given in the Preamble.

“Fola Operations” has the meaning given in the first Recital.

“GAAP” means generally accepted accounting principles as used in the United States of America.

“Governmental Body” means any (a) federal, state, local, municipal, or special purpose unit of government; (b) governmental or quasi-governmental authority of any nature (including any governmental or regulatory agency, branch, department, public official, commission, board, or court or other tribunal); or (c) person or unit of government exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“Hazardous Substances” means any substance, including any gas or liquid, that is (i) listed, classified, regulated, designated, or defined (whether by definition or reference to characteristic) pursuant to any Applicable Law to be a hazardous waste, hazardous substance, hazardous material, or toxic substance, (ii) any petroleum or petroleum hydrocarbons, (iii) any asbestos-containing material that contains greater than 1% asbestos, (iv) any polychlorinated biphenyls in any form or condition regulated under Applicable Law, and (v) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. § 2011, et seq.

“Ike Fork Bioreactor” has the meaning given in Section 6.20.

“Ike Fork Contract” has the meaning given in Section 6.20.

“Imperial Colliery Lease” has the meaning given in Section 6.18.

“Imposed Details” has the meaning given in Section 6.8(g).

“Improvements” means the buildings, improvements, loadout facilities, preparation plants, structures and other fixtures owned, leased or otherwise controlled by the Seller and located on or within Owned Real Property or the Leasehold Property.

“Indemnitee” has the meaning given in Section 10.3(b).

“Indemnitor” has the meaning given in Section 10.3(b).

“Insurance Policies” means the policies of insurance maintained by or for the benefit of Seller or any of its Affiliates applicable to or covering the Purchased Assets or the Fola Operations or activities conducted as part of the Fola Operations; provided that for the avoidance of doubt, instances of self-insurance by Seller shall not be deemed Insurance Policies.

“Insurance Proceeds” has the meaning given in Section 6.12(a).

“Insured Event” has the meaning given in Section 6.12(a).

“Interim Period” means the period commencing on the Closing Date and continuing through the date on which all Permit Approvals and Replacement Bonds are obtained.

“Knowledge of Buyer” or “Buyer’s Knowledge,” or similar phrases, shall mean, for purposes of this Agreement, the information actually known by the individuals listed on Schedule I(b) each of whom has reviewed all relevant portions of this Agreement and all applicable Exhibits and Schedules.

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“Knowledge of Seller” or “Seller’s Knowledge,” or similar phrases, shall mean, for purposes of this Agreement, the information actually known by the individuals listed on Schedule I(a) each of whom has reviewed all relevant portions of this Agreement and all applicable Exhibits and Schedules.

“Land Agreements” has the meaning given in Section 2.1(b).

“Leasehold Property” means the real property leased, subleased or controlled, in whole or in part, whether by easement, license or other agreement, by Seller pursuant to the Coal Leases or Land Agreements.

“Leatherwood Wells” has the meaning given in Section 2.2(u).

“Liability” or “Liabilities” means any and all liabilities or obligations of any kind, character or description, whether known or unknown, absolute or contingents, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executor, determined, determinable or otherwise, including all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Losses” has the meaning given in Section 10.1.

“Material” means having a value of $100,000 or greater.

“Material Adverse Effect” means any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an event), or otherwise, (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, (1) a material adverse effect upon the ability of Seller to consummate the transactions contemplated by this Agreement or the Transfer Documents, or to perform its obligations hereunder or thereunder, or (2) a material adverse effect on the ownership, operation, financial condition or value of the Assets, taken as a whole; provided, however, that Material Adverse Effect shall not include such material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Purchased Assets are located, the United States or worldwide which do not have a materially disproportionate effect on the Fola Operations, taken as a whole, as compared to other Persons in the industries and markets in which the business operates; (c) changes in conditions or developments generally applicable to the coal industry which do not have a materially disproportionate effect on the Fola Operations, taken as a whole, as compared to other Persons in the industries and markets in which the business operates; (d) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (e) matters that are cured or no longer exist by the earlier of Closing or the termination of this Agreement; or (f) any actions taken, or failures of take action, or such other changes or events, in each case, to which Buyer has consented.

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“Material Buyer Burden” has the meaning given in Section 6.8(e).

“MCSA” means that Master Cooperation and Safety Agreement dated August 1, 2005, as amended, by and among CONSOL Energy Inc., and certain of its Affiliates.

“Miller Creek Transaction” means that certain transaction contemplated by the Purchase and Sale Agreement of even date herewith by and between CONSOL of Kentucky Inc., a Delaware corporation, Island Creek Coal Company, a Delaware corporation, Laurel Run Mining Company, a Virginia corporation, and CNX Land LLC, a Delaware limited liability company, and Southeastern Land, LLC, relating to the sale and purchase of assets at the Miller Creek Mine.

“Mine Areas” means the specific geographic areas as depicted on the maps attached hereto as Exhibit A and incorporated herein by reference.

“Mine Plan” means the mine plans through December 31, 2016, attached hereto as Schedule I(c).

“MSHA” means the Federal Mine Safety and Health Act of 1977, 30 U.S.C. § 801, et seq.

“New CAT Financing” has the meaning given in Section 6.21.

“Notice of Violation” or “NOV” means a written notice issued by any Governmental Body advising or alleging that Seller has violated any Applicable Law, including any Environmental Law.

“Oil and Gas” means oil, gas, and their liquid and/or gaseous constituents, whether hydrocarbon or non-hydrocarbon and all other substances, including CBM, other than CBM used for venting, produced therewith from all subsurface strata, formations, voids, and zones underlying the Purchased Assets, together with a non-exclusive subsurface easement through all formations for the purpose of accessing, exploring, developing, and producing the oil or gas.

“Omitted Asset” has the meaning given in Section 6.13.

“Ordinary Course of Business” means the ordinary course of the Fola Operations, consistent with past practice and custom (including with respect to quantity and frequency).

“Owned Real Property” has the meaning given in Section 2.1(a).

“Parent Guarantee” has the meaning given in Section 6.1(f).

“Party” or “Parties” each have the meaning given in the Preamble.

“Permit” means any permit, license, approval, waiver, consent, variance, grant, exemption, registration, operating certificate, order, or other authorization issued by or from any Governmental Body.

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“Permit Approvals” means approval, by all applicable Governmental Bodies, of the transfer of the Purchased Permits as a result of the transactions contemplated by this Agreement.

“Permit Operating Agreement” has the meaning given in Section 8.3(a)(i)8.

“Permitted Encumbrances” means the following:

(a)	any Encumbrance arising under equipment leases with third parties entered into in the Ordinary Course of Business, in each case, in respect of obligations not yet due or delinquent;

(b)	mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business, in each case, in respect of obligations not yet due or delinquent, or if delinquent, being contested in good faith by appropriate actions;

(c)	Encumbrances for ad valorem taxes, special or general assessments, personal property taxes, governmental charges or levies, and any related Encumbrances, whether general or special which are not delinquent as of the Execution Date or the amount or validity of which is being contested in good faith by appropriate proceedings;

(d)	royalties and any overriding royalties, production payments, and other similar burdens on production that have been properly recorded in the applicable real property records as of the date hereof;

(e)	all coal, mining and surface use rights heretofore granted, excepted or leased to or exercised by any Person, that are apparent on an inspection of the property overlying the Purchased Assets or recited in prior agreements, plans and instruments, whether or not recorded, in each case, as would not impair in a Material manner the use, ownership and/or operation of the Purchased Assets, burdened thereby in the manner currently used, owned and/or operated;

(f)	acts done or suffered to be done by, and Encumbrances against, Buyer and those claiming by, through or under Buyer;

(g)	any matters that are waived in writing by Buyer;

(h)	restrictive covenants and defects, imperfections or irregularities of title, if any, as would not materially impair, or would not increase the operating costs associated with, the use, ownership and/or operation of the Purchased Assets, burdened thereby in the manner currently used, owned and/or operated;

(i)	zoning, occupancy, building, fire, health, environmental, land use, and pollution control laws, ordinances, rules and regulations and/or other Applicable Laws;

(j)	the Excluded Oil and Gas;

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(k)	any rights of first refusal, reversionary interests, preferential rights, consents or similar options or restrictions that are either not triggered by the transactions contemplated by this Agreement, have been obtained from the appropriate Person(s), have been waived in connection with the transactions contemplated by this Agreement, which need not be satisfied prior to or are routinely obtained after the closing of this or similar transactions, or for which the time for exercise has expired without exercise thereof;

(l)	matters disclosed to Buyer under this Agreement (including any Exhibit or Schedule);

(m)	except for matters created by, through and under Seller, matters appearing of public record in the chain of title, including all such matters arising prior to the time that CONSOL Energy Inc. or one of its subsidiaries acquired the stock or membership interest of each applicable Seller; and

(n)	the terms and provisions of an unrecorded Master Cooperation and Safety Agreement by and between CONSOL Energy Inc., together with certain of its coal subsidiaries, and CNX Gas Corporation, dated August 1, 2005, as amended.

“Person” means any natural person, individual, corporation (including any non-profit corporation), legal person, general or limited partnership, limited liability partnership, or company, joint venture, estate, trust, association, unincorporated organization, organization, joint stock company, labor union, or other entity or Government Body, or any other legal entity.

“Personal Property” has the meaning given in Section 2.1(f).

“Prohibited Activities” means acquiring any coal, mining rights or related mining real property interests, or conducting any activity that has the effect of restricting coal mining in any way; provided, however, that any operations or activities related to or involving any Excluded Assets shall not be deemed Prohibited Activities.

“Promissory Note” has the meaning given in Section 8.3(a)(i)9.

“Property Taxes” has the meaning given in Section 8.4(a).

“Purchased Assets” has the meaning given in Section 2.1.

“Purchased Permits” has the meaning given in Section 2.1(d).

“Reclamation Liabilities” means all reclamation obligations and other related or similar obligations with respect to any of the Purchased Assets arising under the Land Agreements, Coal Leases, Contracts, Purchased Permits or any other Governmental Body authorization, both active and inactive, whether arising before or after the Closing, including post-mining, mine closing and perpetual care obligations and other similar asset retirement obligations.

“Records” has the meaning given in Section 2.1(g).

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“Recoupable Payment” has the meaning given in Section 2.1(h).

“RECs” (an acronym for renewable energy certificates) shall mean any and all credits, attributes, benefits, offsets, “green tags,” “white tags,” reductions, rights (including registration, trading and recording rights), or indicia, however entitled, for or relating to the generation or creation of energy from sources which are renewable or are recognized as renewable under any REC Program (defined below) or are generated from otherwise wasted resources, directly or indirectly arising out of or related to the production, use, sale, burning, processing, conversion or utilization of Oil and Gas (including, without limitation, CBM and VAM), including any improvement in energy efficiency resulting therefrom, that qualifies for recognition by or under any domestic, international or foreign alternative energy, energy efficiency, renewable energy or renewable portfolio standard, quantification, certification or reporting program, scheme or organization or law, statue, regulation or order, adopted by a Governmental Body or otherwise, or other similar program, public or private, whether existing, now or in the future, whether mandatory or voluntary, including without limitation any program under which any direct or indirect benefit is given for the production or use of renewable energy or waste energy (each, a “REC Program”). Without limiting the generality of the foregoing, RECs include any of the foregoing directly or indirectly arising out of or related to the generation or creation of energy from Oil and Gas (including, without limitation, CBM and VAM). RECs do not include Allowances.

“Release” means any presence, releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

“Remediation” means, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such environmental condition.

“Replacement Bonds” means Buyer’s required bonds and other surety arrangements relating to the ownership or operation of the Purchased Assets (including all bonds and surety arrangements required by the federal government, if any, and the state where the Purchased Assets are located) necessary to cause the Seller Bonds posted with respect to the Purchased Permits and related surety arrangements to be released, except to the extent, if any, that Seller is required to maintain such bonds and surety arrangements in effect with respect to the Excluded Assets.

“Restricted Area” means the entire geographic area within the boundaries depicted on the map attached hereto as Exhibit J and incorporated herein by reference.

“Restricted Business” means mining, processing, marketing or selling coal or leasing or otherwise acquiring coal property rights or any interest therein; provided however, that the disposition of Excluded Assets shall not be deemed Restricted Business.

“Retained Liabilities” has the meaning given in Section 2.4.

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“Retained ORRI” has the meaning given in Section 2.2(s).

“Royalties” means all royalties and overriding royalties under the Purchased Assets.

“Safety Laws” means any Applicable Law, excluding Environmental Laws and Surface Mining Laws, or any rule of common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to public or employee health or safety, including the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq. and MSHA.

“Seller” has the meaning given in the Preamble.

“Seller Bond” or “Seller Bonds” each have the meaning given in Section 2.2(l).

“Seller Indemnified Parties” has the meaning given in Section 10.2.

“Settlement Statement” has the meaning given in Section 8.2.

“STB” has the meaning given in Section 6.16.

“Surface Mine #2 Contract” has the meaning given in Section 6.19.

“Surface Mine #2 Remediation” has the meaning given in Section 6.19.

“Surface Mining Enforcement Agency” means the Office of Surface Mining or any state equivalent agency having jurisdiction over a state program granted primacy under the provisions of 30 U.S.C. § 1253, et seq.

“Surface Mining Laws” has the meaning given in Section 4.9(b).

“Survival Period” has the meaning given in Section 11.1(c).

“Tax” means (i) any foreign, federal, provincial, state, county, local or other income, sales, use, ad valorem, transfer, excise, franchise, real and personal property, unmined mineral, gross receipt, capital stock, production, business and occupation, registration, profits, license, lease, service, service use, disability, employment, unemployment, estimated, environmental, stamp, premium, real property gains, windfall profits, customs, payroll, severance or withholding tax or other tax, duty, fee, assessment or charge imposed by any Governmental Body, and any interest, additions or penalties related thereto, (ii) any Liability for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or as a result of being a successor or transferee of any Person, and (iii) any Liability for the payment of any amounts of the type described in the immediately preceding clause (i) or (ii) as a result of any express or implied obligation to indemnify any Person or as a result of any Liability under any Agreement with any Person or any law with respect to such amounts.

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“Tax Return” means any return, report, declaration, claim for refund, information return or statement or other document filed or submitted or required to be filed or submitted with or to any Governmental Body with respect to Taxes, including any amendments thereof and any schedule or attachment thereto.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning given in Section 10.3(b).

“Transaction Documents” means this Agreement, the Transfer Documents, the Parent Guarantee, the Affiliate Guarantee, the Promissory Note, the Escrow Agreement, the Permit Operating Agreement, the Transition Services Agreement, the Deposit Account Control Agreement, the CAT Equipment Lease, the Contract to Construct the Ike Fork Bioreactor and all other ancillary instruments and documents executed by one or more of the Parties at or in connection with the Closing or in performance of any post-Closing action required under or in furtherance of this Agreement.

“Transfer Documents” has the meaning given in Section 8.3(a)(i)7.

“Transition Services Agreement” means that certain mutually negotiated agreement between the Parties to cover any necessary services provided by Seller for the operation of the Purchased Assets following the Closing.

“VAM” means any Oil and Gas extracted from a mine by way of a mine’s ventilation fans.

“WARN Act” means the Worker Adjustment and Retraining Notification Act as defined in 29 U.S.C. 2101, et seq.

“4.1-mile Area” has the meaning given in Section 6.18.

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